Exhibit 4.21

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

Dated 4 January 2024

Second Amendment and Restatement Agreement

in respect of a HK$7,653,750,000 facility agreement dated 17 May 2019 as amended and restated by an amendment and restatement agreement dated 21 September 2022 between

Hong Kong Cingleot Investment Management Limited

as Company

Alibaba Group Services Limited

as Guarantor

and

Citicorp International Limited

as Agent

White & Case

16th Floor, York House

The Landmark

15 Queen's Road Central

Hong Kong

ASIA 37118395

1.	Definitions and Interpretation	1
2.	Amendments	3
3.	Restatement	4
4.	Agreement by Company and Guarantor	4
5.	Consents and Waivers	5
6.	Expenses	5
7.	Miscellaneous	6
8.	Governing Law	6
9.	Enforcement	6
Schedule 1	Conditions Precedent	7
Schedule 2	Second Amended and Restated Facility Agreement	9

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This Second Amendment and Restatement Agreement (this Agreement) is dated 4 January 2024 and made between:

(1) Hong Kong Cingleot Investment Management Limited (the Company);

(2) Alibaba Group Services Limited (the Guarantor); and

(3) Citicorp International Limited as facility agent of the Finance Parties (other than itself) (the Agent).

Whereas:

(A) This Agreement is supplemental to and amends the facility agreement dated 17 May 2019 between, among others, the Company and the Agent as amended and restated by an amendment and restatement agreement dated 21 September 2022 between, among others, the Company, the Guarantor and the Agent (collectively, the Original Facility Agreement).

(B) The Agent is authorised and has been instructed to execute this Agreement on behalf of the Finance Parties pursuant to clause 33 (Amendments and waivers) of the Original Facility Agreement.

It is agreed as follows:

1. Definitions and Interpretation

1.1 In this Agreement:

“CNAC Effective Date” means the “Effective Date” under and as defined in the Second Amendment and Restatement Agreement (CNAC).

“CP Satisfaction Date” means the date on which the Agent has confirmed in writing to the Company that it has received or waived all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) and that each is in form and substance satisfactory to it (acting reasonably), provided that (unless otherwise agreed between the Company and the Agent (acting on the instructions of all the Lenders)) such date shall occur no later than the date falling three (3) Business Days prior to the Original Termination Date.

“Effective Date” means the date as notified by the Agent to the Company to be:

(a) other than where paragraph (b) below applies:

(i) if the CP Satisfaction Date falls before the second last Business Day prior to the last day of the then current Interest Period relating to all the Loans, the first day which immediately follows the last day of the then current Interest Period relating to all the Loans (if any);

(ii) if the CP Satisfaction Date falls on or after the second last Business Day prior to the last day of the then current Interest Period relating to all the Loans, the first day which immediately follows the last day of the next Interest Period relating to all the Loans (if any);

(b) if the CP Satisfaction Date falls on a day during the last Interest Period of all the Loans under the Original Facility Agreement (for the avoidance of doubt, before taking into account the proposed amendments to be effected on the Effective Date pursuant to this Agreement), the Original Termination Date, provided that:

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(1) the Agent has given the notification referred to in paragraph (c)(i) of Clause 2.6 (Upsizing Lenders’ and New Lenders’ participations) of the Master Transfer Agreement; and

(2) the Effective Date shall fall on the same date as the CNAC Effective Date.

"Master Transfer Agreement” means the master transfer agreement dated on or about the date of this Agreement between, among others, the Company and the Agent in relation to the transfer of certain Commitments by the Existing Lenders under the Original Facility Agreement.

“NDRC” means the National Development and Reform Commission of the PRC (国家发展和改革委员会) or its competent local branch or any other authority succeeding to its functions.

“NDRC Order” means the Administrative Measures on Approval and Registration of Mid-Term and Long-Term Foreign Debts of Enterprises (《企业中长期外债审核登记管理办法》国家发展改革委2023年56号令), and any relevant laws, regulations or rules in the PRC amending, replacing, re-enacting or substituting such circular, measures or notice and their implementation rules and interpretations from time to time.

“Original Termination Date” means 17 May 2024.

“Party” means a party to this Agreement.

“RCF Loan” has the meaning given to the term “Loan” in the Second Amended and Restated Facility Agreement.

“Second Amended and Restated Facility Agreement” means the Original Facility Agreement, as amended and restated by this Agreement.

“Second Amendment and Restatement Agreement (CNAC)” means the amendment and restatement agreement to be entered into on or prior to the Effective Date in relation to the CNAC Facility.

“Second Effective Date Lenders” has the meaning given to it in the Second Amended and Restated Facility Agreement.

“Term Loan” has the meaning given to the term “Loan” in the Original Facility Agreement.

1.2 Save as defined in this Agreement, words and expressions defined in the Original Facility Agreement shall have the same meanings in this Agreement.

1.3 Paragraphs (a)(i) to (xiii) (inclusive) and (b) of clause 1.2 (Construction) and clauses 1.3 (Third party rights), 1.4 (Intercreditor Agreement), 29 (Notices), 31 (Partial invalidity) and 32 (Remedies and waivers) of the Original Facility Agreement shall be deemed to be incorporated into this Agreement save that references in the Original Facility Agreement to “this Agreement” shall be construed as references to this Agreement, references in the Original Facility Agreement to “Parties” shall be construed as references to the Parties and cross references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein.

1.4 This Agreement constitutes a Finance Document for the purposes of the Original Facility Agreement and the Second Amended and Restated Facility Agreement.

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2. Amendments

With effect from the date of this Agreement, the Original Facility Agreement shall be amended by:

(a) inserting the following at the end of paragraph (a) of clause 33.7 (Replacement of Lender) of the Original Facility Agreement:

“On or after the delivery of the notice under this paragraph (a), the Company shall deliver a Transfer Certificate complying with Clause 22.5 (Procedure for transfer) and any other related documentation to effect the transfer, which Transfer Certificate and any other related documentation to effect the transfer (if attached) shall be promptly (and by no later than the later of (i) 15 (fifteen) Business Days after delivery by the Company of such notice and (ii) 3 (three) Business Days after delivery by the Company of such Transfer Certificate and all other related documentation) executed by the relevant Lender subject to the replacement (the “Replaced Lender”) and returned to the Company and the Agent. Notwithstanding the requirements of Clause 22 (Changes to the Lenders) or any other provisions of the Finance Documents (save only for the conditions set out in paragraph (b) below, which continue to apply), if a Replaced Lender does not execute and return (as applicable) a Transfer Certificate and all other related documentation to effect the transfer as required by this paragraph (a) on or before the later of (i) 15 (fifteen) Business Days after delivery by the Company of such notice and (ii) 3 (three) Business Days after delivery by the Company of such Transfer Certificate and all other related documentation and none of the conditions set out in paragraph (b) below remain to be satisfied in respect of that transfer, (i) the relevant Replaced Lender shall be a Defaulting Lender for all purposes under the Finance Documents, (ii) the relevant transfer or transfers shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the applicable replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding the failure to execute and return such documentation by the relevant Replaced Lender (a “Failure”)), (iii) the Agent may (and is authorized and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate and any other related documentation to effect the transfer on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations under this Agreement pursuant to this paragraph (a) which shall be effective for the purposes of Clause 22.5 (Procedure for transfer) and (iv) to the extent that any transfer purported to be automatically effected by this Clause 33.7 is not effective, the relevant Replaced Lender shall indemnify and hold the Agent and each applicable Replacement Lender harmless against any loss or liability incurred by such person as result of the Failure and account to each applicable Replacement Lender for all applicable principal and accrued amounts of interest unless and until such transfer is effected. The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (a) and, for the avoidance of doubt, the provisions of Clause 25.10 (Exclusion of liability) shall apply in relation thereto.”; and

(b) replacing “Lenders whose Commitments aggregate more than eighty per cent. (80%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than eighty per cent. (80%) of the Total Commitments prior to that reduction)” in paragraph (d)(iii) of clause 33.7 (Replacement of Lender) with “the Majority Lenders”.

3. Restatement

3.1 With effect from the Effective Date, the Original Facility Agreement shall be amended and restated such that it shall be read and construed for all purposes as set out in Schedule 2 (Second

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Amended and Restated Facility Agreement) and all references therein to “this Agreement” shall be to the Original Facility Agreement as amended and restated by this Agreement.

3.2 Each of the Company, the Guarantor and the Agent agree that with immediate and automatic effect from the Effective Date:

(a) the aggregate principal amount of the Term Loans under the Original Facility Agreement shall be re-designated as a single RCF Loan under the Second Amended and Restated Facility Agreement and acknowledge that such re-designation and the amendment of the terms thereof do not constitute a prepayment of any amount in respect of any such participation and loan; and

(b) notwithstanding the requirements of clause 5 (Utilisation) of the Original Facility Agreement and/or the Second Amended and Restated Facility Agreement or any other provision of any Finance Document to the contrary, the aggregate principal amount of the Term Loans outstanding under the Original Facility Agreement immediately prior to the Effective Date shall be deemed to be utilised on the Effective Date as a single RCF Loan under the Second Amended and Restated Facility Agreement with an Interest Period of one Month. For the avoidance of doubt, clause 5 (Utilisation) of the Second Amended and Restated Facility Agreement shall apply to any proposed Loan (including any Rollover Loan) to be made after the Effective Date.

3.3 Each of the Company, the Guarantor and the Agent acknowledge that as of the date of this Agreement, the total outstanding principal amount of the Term Loans under the Original Facility Agreement is HK$5,232,500,000.

4. Agreement by Company and Guarantor

4.1 Each of the Company and the Guarantor makes each of the representations and warranties with respect to itself set out in clause 18 (Representations) of the form of Second Amended and Restated Facility Agreement on the date of this Agreement and on the Effective Date by reference to the facts and circumstances then existing.

4.2 Each of the Company and the Guarantor represents and warrants to each Finance Party (by reference to the facts and circumstances then existing) on the date of this Agreement and the Effective Date that no Default is continuing or might reasonably be expected to result from the entry into, the performance of, or any transaction contemplated by, this Agreement.

4.3 Each of the Company and the Guarantor agrees and acknowledges that, save as amended and restated by this Agreement, each Finance Document shall continue in full force and effect.

4.4 The Guarantor agrees that the guarantee and indemnity contained in clause 17 (Guarantee and Indemnity) of the Original Facility Agreement and/or each Finance Document to which it is a party shall, on and after the Effective Date continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under the Second Amended and Restated Facility Agreement and the other Finance Documents (as amended, restated, supplemented, varied or extended from time to time) including, where applicable, as varied, amended, supplemented or extended by this Agreement.

4.5 The Company agrees that:

(a) prior to the Effective Date:

(i) it will not deliver to the Agent any Utilisation Request, unless in relation to any proposed Utilisation of a Term Loan, (A) the aggregate amount of any Term Loans that are due to be made on or before the proposed Utilisation Date when aggregated with the amount of any then outstanding Term Loans under the

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Original Facility Agreement does not exceed HK$6,500,000,000 and (B) the proposed Utilisation Date falls no later than ten (10) Business Days prior to the Effective Date;

(ii) it shall select an Interest Period of one (1) Month for all Term Loans in accordance with the Original Facility Agreement; and

(iii) the first Interest Period of any Term Loan made on or after the date of this Agreement pursuant to paragraph (a)(i) above shall be shortened so that the Interest Periods of all the Term Loans end on the same date; and

(b) if the Agent receives any Utilisation Request or Selection Notice contrary to paragraph (a)(i) or (a)(ii) above prior to the Effective Date, the Agent shall be entitled to treat such Utilisation Request or Selection Notice as invalid and without effect and the Agent shall have no liability as a result of its treating such Utilisation Request or Selection Notice as invalid and without effect and taking no action in respect of the same.

5. Consents and Waivers

In respect of any amendments set out in or contemplated by Clause 3.1 which require the approval of all the Lenders, the requirement in paragraph (b)(iii) of clause 33.7 (Replacement of Lender) of the Original Facility Agreement that a replacement of a Non-Consenting Lender must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender shall be construed such that a replacement of a Non-Consenting Lender must take place no later than the Effective Date. For the avoidance of doubt, nothing in this Clause 5 shall apply in case of any other waiver or amendment that the Company may request in connection with the Finance Documents.

6. Expenses

The Company shall reimburse the Agent for (or pay on its behalf) its reasonable costs and expenses (including legal fees) incurred in connection with the amendments contemplated by this Agreement within five Business Days of demand.

7. Miscellaneous

7.1 This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.2 The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

8. Governing Law

This Agreement is governed by the laws of Hong Kong.

9. Enforcement

9.1 The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to the existence, validity or termination of this Agreement) (a Dispute).

9.2 The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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9.3 This Clause 9 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Conditions Precedent

1. Company and Guarantor

(a) A copy of the constitutional documents of each of the Company and the Guarantor (comprising, its currently effective memorandum and articles of association, certificate of incorporation (and certificate(s) of incorporation on change of name, if any), register of members, register of directors and register of mortgages and charges).

(b) A copy of a resolution of the board of directors of each of the Company and the Guarantor:

(i) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii) authorising a specified person or persons to execute this Agreement on its behalf;

(iii) if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement; and

(iv) in the case of the Guarantor, resolving that it is in the best interests of the Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A copy of a resolution signed by all the holders of the issued shares in the Guarantor, approving the terms of, and the transactions contemplated by, this Agreement and resolving that the Guarantor executes this Agreement.

(e) A certificate from each of the Company and the Guarantor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(f) A certificate of an authorised signatory of each of the Company and the Guarantor certifying that each copy document specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g) A copy of the current business registration certificate of each of the Company and the Guarantor.

2. Finance Document

Copies of the following (duly executed and delivered by all parties thereto):

(a) this Agreement;

(b) an amendment and restatement agreement in respect of the Intercreditor Agreement between the Company, the Guarantor, CNAC (as defined in the Intercreditor Agreement), the Agent and the CNAC Facility Agent (as defined in the Intercreditor Agreement); and

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(c) the Fee Letter in respect of fees payable to the Second Effective Date Lenders.

3. Legal Opinions

A legal opinion as to Hong Kong law from White & Case in relation to this Agreement, addressed to the Agent and the Second Effective Date Lenders in form and substance satisfactory to the Agent and the Second Effective Date Lenders (acting reasonably).

4. Other Documents and Evidence

(a) Evidence that the registration with NDRC in respect of the Facility (as defined in the Second Amended and Restated Facility Agreement) in accordance with the NDRC Order has been completed, including but not limited to the registration certificate for borrowings of foreign debt by enterprises (企业借用外债审核登记证明).

(b) Evidence that Practical Completion has occurred.

(c) Evidence that CNAC has consented or agreed to the amendments set out in or contemplated by this Agreement pursuant to the Intercreditor Agreement.

(d) A copy of the Second Amendment and Restatement Agreement (CNAC) (duly executed and delivered by all parties thereto) and confirmation from the CNAC Facility Agent that all conditions precedent to effect the “Effective Date” (as defined in the Second Amendment and Restatement Agreement (CNAC)) under the Second Amendment and Restatement Agreement (CNAC) have been satisfied, other than the confirmation from the Agent that all conditions precedent to effect the Effective Date under this Agreement have been satisfied.

(e) Certified copy of each current contract of insurance on and in relation to the Property against those risks and to the extent as is usual for companies carrying on the same or similar business.

(f) Certified copy of each Development Right Document (including, but not limited to, the Agreement for Sub-Lease).

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Schedule 2

Second Amended and Restated Facility Agreement

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Dated 17 May 2019
(as amended and restated by an amendment and restatement agreement dated 21 September 2022 and as further amended and restated by a second amendment and restatement agreement dated 4 January 2024)

Facility Agreement

relating to a HK$6,500,000,000 revolving loan facility

between

Hong Kong Cingleot Investment Management Limited

as Company

Alibaba Group Services Limited

as Guarantor

Bank of China (Hong Kong) Limited

China Construction Bank (Asia) Corporation Limited

Citigroup Global Markets Asia Limited

DBS Bank Ltd.

The Hongkong and Shanghai Banking Corporation Limited

Mizuho Bank, Ltd.

Standard Chartered Bank (Hong Kong) Limited

as Second Effective Date Mandated Lead Arrangers

The Financial Institutions Listed in Part 2 of Schedule 1

as Second Effective Date Lenders

and

Citicorp International Limited

as Agent

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1.	Definitions and Interpretation	1
2.	The Facility	22
3.	Purpose	22
4.	Conditions of Utilisation	23
5.	Utilisation	23
6.	Repayment	25
7.	Prepayment and Cancellation	27
8.	Interest	32
9.	Interest Periods	33
10.	Changes to the Calculation of Interest	34
11.	Fees	35
12.	Tax Gross Up and Indemnities	36
13.	Increased Costs	39
14.	Mitigation by the Lenders	41
15.	Other Indemnities	42
16.	Costs and Expenses	43
17.	Guarantee and Indemnity	43
18.	Representations	46
19.	Information Undertakings	50
20.	General Undertakings	53
21.	Events of Default	56
22.	Changes to the Lenders	58
23.	Assignment or Transfer by the Obligors	62
24.	Disclosure of Information	62
25.	Role of the Administrative Parties	65
26.	Sharing among the Finance Parties	75
27.	Payment Mechanics	76
28.	Set-Off	80
29.	Notices	81
30.	Calculations and Certificates	82
31.	Partial invalidity	83
32.	Remedies and waivers	83
33.	Amendments and waivers	83
34.	Counterparts	88
35.	Contractual Recognition of Bail-in	88

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THIS AGREEMENT is dated 17 May 2019 (as amended and restated by an amendment and restatement agreement dated 21 September 2022 and as further amended and restated by a second amendment and restatement agreement dated __4 January 2024_____________) and made between:

(1) HONG KONG CINGLEOT INVESTMENT MANAGEMENT LIMITED, a limited liability company incorporated under the laws of Hong Kong with company registration number 2714411 (the “Company”);

(2) Alibaba Group Services Limited, a limited liability company incorporated under the laws of Hong Kong with company registration number 1096359 (the “Guarantor”);

(3) BANK OF CHINA (HONG KONG) LIMITED, CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED, CITIGROUP GLOBAL MARKETS ASIA LIMITED, DBS BANK LTD. (INCORPORATED IN SINGAPORE WITH LIMITED LIABILITY), THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY) and STANDARD CHARTERED BANK (HONG KONG) LIMITED (whether acting individually or together, the “Second Effective Date Mandated Lead Arrangers”);

(4) THE FINANCIAL INSTITUTIONS listed in Part 2 (The Second Effective Date Lenders) of Schedule 1 (The Lenders) as lenders (the “Second Effective Date Lenders”); and

(5) CITICORP INTERNATIONAL LIMITED as agent of the Finance Parties (other than itself) (the “Agent”).

IT IS AGREED as follows:

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

“Acceptable Bank” means:

(a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b) any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders).

“Accounting Principles” means:

(a) in relation to the Company, the generally accepted accounting principles in Hong Kong; and

(b) in relation to the Guarantor, IFRS.

“Administrative Party” means each of the Agent and the Mandated Lead Arrangers.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“AGH” means Alibaba Group Holding Limited, a limited liability company incorporated under the laws of the Cayman Islands with company registration number 90722.

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“Agreement for Sub-Lease” means the agreement for sub-lease dated 4 July 2018 between the Airport Authority as sub-lessor and the Company as tenant to design, finance, construct, manage and operate the Development and which sets out (among other things) the specifications and requirements of the Airport Authority regarding the Development. For the purpose of this Agreement, if the Sub-Lease is granted by the Airport Authority to the Company as tenant, any reference to “Agreement for Sub-Lease” in this Agreement shall be deemed to be a reference to both the Agreement for Sub-Lease and the Sub-Lease.

“Airport Authority” means the Airport Authority of Hong Kong, a statutory body established and operating pursuant to the Airport Authority Ordinance (Cap. 483 of the laws of Hong Kong).

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 21 September 2022 between, among others, the Company and the Agent.

“Amendment and Restatement Agreement (ICA)” means the amendment and restatement agreement dated 21 September 2022 between, among others, the Company, the Agent and the agent under the CNAC Facility.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Authorisation” means:

(a) an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b) in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means:

(a) prior to the Second Effective Date, the period from and including the date of this Agreement to and including the date falling 59 months after the date of this Agreement; and

(b) on or after the Second Effective Date, the period from and including the Second Effective Date to and including the date falling 59 months after the Second Effective Date.

“Available Commitment” means a Lender’s Commitment minus:

(a) the aggregate amount of its participation in any outstanding Loans; and

(b) in relation to any proposed Utilisation, the aggregate amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the

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recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c) in relation to the United Kingdom, the UK Bail-in Legislation.

“Break Costs” means the amount (if any) by which:

(a) the interest (excluding the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Buildings Ordinance” means the Buildings Ordinance (Cap. 123 of the Laws of Hong Kong).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Cainiao” means Cainiao Smart Logistics Network Limited, a company incorporated in the Cayman Islands with limited liability with company number 300080.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“CNAC Facility” means the up to HK$3,500,000,000 revolving loan facility made or to be made available under a facility agreement dated 17 May 2019 entered into between the Company as borrower, China National Aviation Corporation (Group) Limited as guarantor and the financial institutions named therein as amended by an amendment agreement dated 21 September 2022, an amendment and restatement agreement to be entered into on or prior to the Second Effective Date and as further amended, supplemented or restated from time to time in accordance with the Intercreditor Agreement.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a) in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Part 1 (The Original Lenders) of Schedule 1 (The Lenders) and the amount of any other Commitment transferred to it under this Agreement;

(b) in relation to a Second Effective Date Lender, the amount set opposite its name under the heading Commitment in Part 2 (The Second Effective Date Lenders) of Schedule 1

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(The Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(c) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Competitors” means Alphabet, Amazon (including Joyo.com), Baidu, eBay (including PayPal), Facebook, Microsoft, Tencent (including Tenpay), JD.com (formerly, 360Buy), Wal-Mart Stores, Inc., Yihaodian, Xiaomi, 58.com, Yahoo! JAPAN (including SoftBank Group), Qihoo 360, Vipshop, Rakuten, Ping An (including Lufax but excluding Ping An Bank), UnionPay, Uber, NetEase, Pinduoduo, Meituan, Sea Limited and iQiyi and each of their controlled affiliates.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA as set out in Schedule 5 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent and in any event the benefit of which accrues to the Company as a third party beneficiary.

“Consolidated Affiliated Entity” of any person means any corporation, association or other entity which is or is required to be consolidated with such person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such person prepares its financial statements in accordance with accounting principles other than US GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles.

“Construction Contract” means the main contract(s) entered or to be entered into between the Company and a Construction Contractor providing for piling work, superstructure, substructure and civil engineering works connected with the Project, and for the construction of the Development (and where the context so admits, any substitute building contract or contracts entered into by the Company).

“Construction Contractor” means the main contractor(s) (who is independent from the Company, AGH, China National Aviation Corporation (Group) Limited and Cainiao) appointed or to be appointed by the Company for the Project or any substitute main contractor (who is independent from the Company, AGH, China National Aviation Corporation (Group) Limited and Cainiao) to be appointed by the Company for the Project.

“Controlled Entity” of any person means a Subsidiary or a Consolidated Affiliated Entity of such person.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination (other than as to materiality) referred to in Clause 21 (Events of Default)) be an Event of Default.

“Defaulting Lender” means any Lender:

(a) which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

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(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and,

payment is made within two Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Design Consultant” means the design consultancy firm (which is an Authorised Person (as defined in the Buildings Ordinance) and is independent from the Company, AGH, China National Aviation Corporation (Group) Limited and Cainiao) appointed or to be appointed by the Company for the Project or any substitute design consultancy firm (which has an Authorised Person (as defined in the Buildings Ordinance) and is independent from the Company, AGH, China National Aviation Corporation (Group) Limited and Cainiao) to be appointed by the Company for the Project.

“Design Contract” means the design consultancy contract entered or to be entered into between the Company and the Design Consultant for the design of the Development arising out of or in connection with the Project.

“Development” means the buildings, erections and works which are to be designed, constructed and completed by the Company in, on, at or under the Property in accordance with the Agreement for Sub-Lease (including without limitation the foundations thereof and all fixtures, as may be extended, varied or modified from time to time).

“Development Consent” means any Authorisation required under any law or regulation in connection with the Project, including any rights granted or to be granted by the Airport Authority to the Company (or, if applicable, any Group Member or any Principal Controlled Entity) for the implementation of the Project.

“Development Right Document” means:

(a) the Agreement for Sub-Lease; or

(b) any Development Consent.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

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“Distributable Reserves” means, in relation to a Major Material Subsidiary incorporated in the PRC which is a WFOE, the retained earnings of such WFOE that may in accordance with any applicable PRC law and regulation and PRC GAAP be distributed to its shareholders outside of the PRC after taking into account all Taxes payable under PRC law and all statutory reserve requirements in the PRC.

“Dormant Subsidiary” means a Guarantor Group Member which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, any material assets (including, without limitation, indebtedness owed to it).

“EBITDA” means the consolidated income before income tax and share of net losses or gains of equity investees of the Group (including the results from any discontinued operations):

(a) before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Member (calculated on a consolidated basis);

(b) not including any accrued interest owing to any Group Member;

(c) before taking into account any Exceptional Items;

(d) before taking into account any unrealised gains or losses on any derivative instrument or similar financial instrument (but excluding any derivative instrument which is accounted for on a hedge accounting basis);

(e) before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after the date to which the Original Financial Statements were made up;

(f) before taking into account the charge to profit represented by expensing of stock based compensation;

(g) after adding back any amount attributable to the amortisation, depreciation or impairment of assets of the Group Members; and

(h) after excluding any Excluded Earnings,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining income before income tax and share of net losses or gains of equity investees of the Group.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items including those arising on:

(a) the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b) disposals, revaluations or impairment of non-current assets; and

(c) disposals of assets associated with discontinued operations.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Earnings” means any earnings (whether positive or negative) of the Finance Companies and the Project Companies.

“Extended Loan” means a Loan or part of a Loan in respect of which the Company and the relevant Lender(s) have agreed to amend certain terms pursuant to an Extension Agreement.

“Extension Agreement” has the meaning given to that term in Clause 33.3 (Extension of Commitments).

“Extension Amendment Agreement” has the meaning given to that term in Clause 33.3 (Extension of Commitments).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Company setting out any of the fees referred to in Clause 11 (Fees) and any letter or letters referring to this Agreement or the Facility between one or more Second Effective Date Lenders or the Agent and the Company in relation to the Second Amendment and Restatement Agreement.

“Final Repayment Date” means the date falling sixty (60) months after the Second Effective Date.

“Finance Company” means any Guarantor Group Member whose primary function is the provision of merchant, consumer or other credit finance and/or related credit services (including provision of guarantees), which has obtained a small loans lending or other lending, credit, guarantee or comparable licence from the relevant regulator.

“Finance Document” means this Agreement, any Fee Letter, the Intercreditor Agreement, the Amendment and Restatement Agreement, the Amendment and Restatement Agreement (ICA), the Second Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement (ICA), the Consent Request (as defined in the Amendment and Restatement Agreement), any Utilisation Request, any Extension Amendment Agreement and any other document designated as such by the Company and the Agent (or by the Company and the Lenders, provided that the Agent receives notification of such designation).

“Finance Party” means the Agent, a Mandated Lead Arranger or a Lender.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means AGH and its Subsidiaries from time to time (and, for the avoidance of doubt, includes the Company).

“Group Member” means a member of the Group.

“Group Structure Chart” means the summary group structure chart in the agreed form.

“Guarantor Group” means the Guarantor and its Subsidiaries from to time.

“Guarantor Group Member” means a member of the Guarantor Group.

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“HIBOR” means, in relation to any Loan:

(a) the applicable Screen Rate;

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if:

(i) no Screen Rate is available for HK Dollars; or

(ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. on the Quotation Day for HK Dollars and for a period comparable to the Interest Period of that Loan and, in the case of paragraphs (a) to (c) above, if any such rate is below zero, HIBOR will be deemed to be zero.

“HK Dollar” or “HK$” denotes the lawful currency of Hong Kong.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Impaired Agent” means the Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d) an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within two Business Days of its due date; or

(ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means any and all obligations of a person for money borrowed which, in accordance with the Accounting Principles, would be reflected on the balance sheet of such person as a liability on the date as of which Indebtedness is to be determined.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

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“Industrial Competitor” means any person which is, or is an Affiliate of, a Competitor, or any person that is acting on behalf of or fronting for any such person, provided that a person will not be considered to be “fronting for” or “acting on behalf of” any such person if such person has confirmed in writing to the relevant Finance Party with a copy to the Company that it is not fronting for or acting on behalf of a Competitor or an Affiliate of a Competitor.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

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(a) any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b) the benefit of all applications and rights to use such assets of each Guarantor Group Member (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated 17 May 2019 entered into between, among others, the Agent, the Lenders, the agent under the CNAC Facility and the lenders under the CNAC Facility (as amended and restated by the Amendment and Restatement Agreement (ICA) and with effect from the Second Effective Date, as amended and restated by the Second Amendment and Restatement Agreement (ICA) and as further amended and restated from time to time).

“Interest Period” means, in relation to a Loan, the period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to HIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11.00 a.m. on the Quotation Day for the currency of that Loan.

“Lender” means:

(a) any Original Lender;

(b) any Second Effective Date Lender; and

(c) any bank or financial institution (or, with the prior written consent of the Company, other person) which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Main Development Area” has the meaning ascribed to the term “Main Development Area” in the Agreement for Sub-Lease in the agreed form.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction).

“Major Material Subsidiary” means, at any time, a Guarantor Group Member which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA representing five per cent. (5%) or more of EBITDA, calculated on a consolidated basis, but excluding any Project Company, any Finance Company and any Dormant Subsidiary.

“Management” means any director of the Guarantor.

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“Mandated Lead Arranger” means:

(a) prior to the Second Effective Date, any Original Mandated Lead Arranger; and

(b) on or after the Second Effective Date, any Second Effective Date Mandated Lead Arranger.

“Margin” means:

(a) at all times prior to the Second Effective Date, 0.92 per cent. per annum;

(b) on and from the Second Effective Date, 0.80 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, operations, property, condition (financial or otherwise) or results of operations of the Group taken as a whole;

(b) the ability of any of the Obligors to perform its payment obligations under the Finance Documents taking into account any support that it may reasonably expect from any other Group Member; or

(c) the validity or enforceability of, or the rights or remedies of any Finance Party under, any of the Finance Documents other than to the extent not materially adverse to the interests of the Finance Parties under the Finance Documents.

“Money Laundering” means:

(a) the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b) the concealment or disguise of the true nature, source, location, disposition, movement, right with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c) the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“NDRC Order” means the Administrative Measures on Approval and Registration of Mid-Term and Long-Term Foreign Debts of Enterprises (《企业中长期外债审核登记管理办法》国家发展改革委2023年56号令), and any relevant laws, regulations or rules in the PRC

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amending, replacing, re-enacting or substituting such circular, measures or notice and their implementation rules and interpretations from time to time.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to:

(a) the acquisition of assets not previously owned by an Obligor or any of its Controlled Entities; or

(b) the financing of a project involving the purchase, development, improvement or expansion of properties of an Obligor or any of its Controlled Entities,

as to which the obligee with respect to such Indebtedness or obligation has no recourse to any Obligor or any of its Controlled Entities or to any Obligor’s or any such Obligor’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Obligors” means the Company and the Guarantor and “Obligor” means each one of them.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer” means:

(a) in relation to the Company, any director of the Company; and

(b) in relation to the Guarantor, any director of the Guarantor.

“Officer’s Certificate” means a certificate signed by an Officer of the relevant Obligor.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 March 2018.

“Original Lenders” means the financial institutions listed in Part 1 (The Original Lenders) of Schedule 1 (The Lenders).

“Original Mandated Lead Arrangers” means BANK OF CHINA (HONG KONG) LIMITED; CITIGROUP GLOBAL MARKETS ASIA LIMITED; DBS BANK (HONG KONG) LIMITED (INCORPORATED WITH LIMITED LIABILITY UNDER THE LAWS OF HONG KONG); THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED and MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY) (whether acting individually or together).

“Participant” means each person to whom a Lender has transferred all or any of its obligations, economic interest or other interest under the Finance Documents by way of a Participation Agreement.

“Participation Agreement” means each agreement or letter (including, without limitation, a fee letter) between a Lender and a Participant under which the Lender has transferred all or any of its obligations, economic interest or other interest under the Finance Documents, directly or indirectly, whether by sub-participation, credit derivative (including a credit default swap or credit linked note), total return swap or in any other way but excluding any transfer or novation of any of a Lender’s Commitments and/or rights and/or obligations in accordance with Clause 22.1 (Transfers by the Lenders).

“Party” means a party to this Agreement.

“PRC” means the People’s Republic of China, excluding for these purposes Hong Kong, the Macau Special Administrative Region and Taiwan.

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“PRC GAAP” means generally accepted accounting principles of the PRC.

“Practical Completion” means the state of completion of the Main Development Area of the Development in accordance with the specifications and requirements of the Agreement for Sub-Lease, as evidenced by the issue of an occupation permit by the Building Authority pursuant to the Buildings Ordinance and the issue of the certificate of completion by the Airport Authority in respect of the Main Development Area.

“Preferred Shares” applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” means any one of the Guarantor’s Controlled Entities:

(a) as to which one or more of the following conditions is/are satisfied:

(i) its total revenue or (in the case of one of the Guarantor’s Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to the Group is at least 5% of the consolidated total revenue of the Group;

(ii) its net profit or (in the case of one of the Guarantor’s Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to the Group (in each case before taxation and exceptional items) is at least 5% of the consolidated net profit (before taxation and exceptional items) of the Group; or

(iii) its net assets or (in the case of one of the Guarantor’s Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to the Group (in each case after deducting minority interests in Subsidiaries) are at least 10% of its consolidated net assets of the Group (after deducting minority interests in Subsidiaries of AGH), all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of the Controlled Entity of the Guarantor and the then latest audited consolidated financial statements of AGH;

provided that, in relation to paragraphs (i), (ii) and (iii) above:

(1) for the purpose of this definition only, “Group” means AGH and its Controlled Entities; and

(2)

(I) in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which AGH’s latest consolidated audited accounts relate, the reference to the then latest consolidated audited accounts of AGH and the Controlled Entities for the purposes of the calculation above shall, until AGH’s consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of AGH and the Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

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(II) if at any relevant time in relation to AGH or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of AGH and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of AGH;

(III) if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of AGH; and

(IV) if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (I) above) are not consolidated with AGH’s accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with AGH’s consolidated accounts (determined on the basis of the foregoing); or

(b) that Principal Controlled Entity merges with or into, or to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (a) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

“Prohibited Transferee” means, in respect of any transfer or sub-participation:

(a) an Industrial Competitor; or

(b) any person which is not a bank or financial institution and which has not been specifically approved in writing by the Company.

“Project” means the design, construction, management, operation and maintenance of the Development.

“Project Company” means any Guarantor Group Member which is (i) established or acquired after the date of this Agreement; (ii) capitalised with equity funded by equity or shareholder loans from, or on behalf of, AGH or one of its Subsidiaries; and (iii) established or acquired to develop a specific asset or project.

“Project Development Document” means any contract or agreement entered or to be entered into between the Company or a member of the Group and a Project Development Party in relation to the Project (including, for the avoidance of doubt, any Construction Contract and Design Contract).

“Project Development Party” means:

(a) any Construction Contractor;

(b) the Design Consultant;

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(c) any architect, engineer, surveyor or consultant appointed by the Company in respect of the Project if the fees payable under the relevant Project Development Document is reasonably expected to exceed HK$5,000,000 per year; or

(d) any other person designated as such by the Agent and the Company.

“Property” means L933, Kwo Lo Wan in Chek Lap Kok Lot No.1 RP & Extension of the Hong Kong International Airport, as more particularly described in the definition of “Site” in the Agreement for Sub-Lease.

“Property Insurances” means any contract of insurance required under Clause 20.9 (Property Insurances).

“Quotation Day” means:

(a) in relation to any period for which an interest rate is to be determined the first day of that period, unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); and

(b) in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market, in HK Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in HK Dollars and for that period.

“Reference Banks” means, subject to Clause 25.19 (Reference Banks), the principal Hong Kong offices of any banks as may be appointed by the Agent with the consent of the Company (such consent not to be unreasonably withheld).

“Relevant Indebtedness” means any Indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market, but shall exclude any bank debt, bank loans or securitisations.

“Relevant Interbank Market” means the Hong Kong interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a) its jurisdiction of incorporation; and

(b) any jurisdiction where it conducts a material part of its business.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clause 18.9 (No default), Clause 18.10 (No misleading information), paragraphs (a) and (b) of Clause 18.11 (Financial statements), Clause 18.19 (Good title to assets), paragraph (b) of Clause 18.20 (Bribery, Anti-corruption) and paragraph (b) of Clause 18.22 (Money Laundering).

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“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Rollover Loan” means one or more Loans:

(a) made or to be made on the same day that a maturing Loan is due to be repaid;

(b) the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c) made or to be made to the Company for the purpose of refinancing that maturing Loan.

“Sanctions” means any sanctions, restrictions or embargoes imposed or enforced by the United Nations Security Council, the European Union, the State Secretariat for Economic Affairs of Switzerland, OFAC, the State Department of the United States, the Bureau of Industry Security of the U.S. Department of Commerce, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore and the Department of Foreign Affairs and Trade of Australia, the Government of Japan, Japan Ministry of Finance or any sanctions measures under the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions and Divestment Act of 2010, the Iran Threat Reduction and Syria Human Rights Act, the U.S. National Defense Authorization Act for Fiscal Year 2012, the U.S. National Defense Authorization Act for Fiscal Year 2013, the Iran Freedom and Counter-Proliferation Act of 2012, the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, U.S. Executive Order 13959, U.S. Executive Order 13971 (with respect to U.S. Executive Order 13971, except as disclosed in the 20-F filing of the Company) or any other executive order, directive or regulation, as may be amended or supplemented, pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasure set forth under 31 CFR, Subtitle B, Chapter V, or any order or licenses issued thereunder and any other sanctions administered by any governmental entity which is notified to an Obligor or a Controlled Entity by the Agent.

“Screen Rate” means the Hong Kong interbank offered rate for HK Dollars for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“SEC” means the United States Securities and Exchange Commission, as constituted from time to time.

“Second Amendment and Restatement Agreement” means the amendment and restatement agreement dated 4 January 2024 between, among others, the Company and the Agent.

“Second Amendment and Restatement Agreement (ICA)” means the amendment and restatement agreement to be entered into on or prior to the Second Effective Date between, among others, the Company, the Agent and the agent under the CNAC Facility.

“Second Effective Date” has the meaning given to the term “Effective Date” in the Second Amendment and Restatement Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person.

“Separate Loans” has the meaning given to such term in Clause 6.2 (Repayment).

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“Sub-Lease” means the sub-lease of the Property and the Development to be granted by the Airport Authority as sub-lessor to the Company as tenant under the terms of the Agreement for Sub-Lease.

“Subsidiary” of any person means:

(a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions); or

(b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such person; (2) such person and one or more Subsidiaries of such person; or (3) one or more Subsidiaries of such person. For the avoidance of doubt, references to a Subsidiary or Subsidiaries exclude any Finance Company or Project Company whose financial results are not consolidated with those of the Guarantor or AGH (as the case may be) in accordance with the Accounting Principles.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by an Obligor to pay or any delay by an Obligor in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 12.1 (Tax definitions).

“Total Commitments” means the aggregate of the Commitments (being HK$7,653,750,000 at the date of this Agreement and HK$6,500,000,000 at the Second Effective Date).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a) the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b) the date on which the Agent executes the relevant Transfer Certificate.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollar” or “US$” denotes the lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

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“WFOE” means a wholly foreign owned enterprise incorporated in the PRC.

“Write-down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction

(a) Unless a contrary indication appears, any reference in this Agreement to:

(i) any “Administrative Party”, the “Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Project Development Party” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii) a document in “agreed form” is a document which is in the form previously agreed in writing by or on behalf of the Company and the Mandated Lead Arrangers prior to the date hereof or, on behalf of the Company and the Agent (acting on the instructions of the Majority Lenders);

(iii) “assets” includes present and future properties, revenues and rights of every description;

(iv) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v) “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

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(vi) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii) a Lender’s “participation” in a Loan or Unpaid Sum includes an amount representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(viii) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x) any notation after the name of a Group Member refers to the number for that Group Member as specified in the Group Structure Chart;

(xi) a provision of law is a reference to that provision as amended or re-enacted;

(xii) a time of day is a reference to Hong Kong time;

(xiii) “calculated on a consolidated basis” is a reference to any calculation or determination with reference to the then relevant latest consolidated financial statements of the Group or the Guarantor Group (as the case may be); and

(xiv) the “date of this Agreement” means 17 May 2019.

(b) Section, Clause and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e) No person shall incur any personal liability whatsoever in connection with the issuance of a certificate, on behalf of an Obligor, pursuant to the terms of a Finance Document.

1.3 Third party rights

(a) Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b) Notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

(c) Any person described in paragraph (b) of Clause 25.10 (Exclusion of liability) may, subject to this Clause 1.3 and the Third Parties Ordinance, rely on any Clause of this Agreement which expressly confers rights on it.

1.4 Intercreditor Agreement

This Agreement is subject to the terms of the Intercreditor Agreement.

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2. The Facility

2.1 The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a HK Dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2 Finance Parties’ rights and obligations

(a) The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c) A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3. Purpose

3.1 Purpose

The Company shall apply all amounts borrowed by it under the Facility towards:

(a) general corporate and working capital purposes of the Company and its Subsidiaries; and

(b) payment of any fees, costs and expenses in connection with the Facility or the Finance Documents.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. Conditions of Utilisation

4.1 Initial conditions precedent

(a) The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the date of the initial Utilisation Request the Agent has received all of the documents and other evidence listed in Schedule 2

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(Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably), and the Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b) For the avoidance of doubt, the Agent confirms that all of the documents and evidence listed in Schedule 2 (Conditions Precedent) have been received by the Agent prior to the Second Effective Date, in each case, in form and substance satisfactory to the Agent (acting reasonably).

4.2 Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) in the case of a Rollover Loan, the Company has not received written notice from the Agent (acting on the instructions of the Majority Lenders) following an Event of Default which is continuing requiring the Company to repay the maturing Loan that is due to be repaid on the proposed Utilisation Date;

(b) in the case of any Loan other than a Rollover Loan:

(i) no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.4 (Mandatory Prepayment – Change of Control) and Clause 7.5 (Mandatory Prepayment – Development Right Early Termination Event) has occurred; and

(ii) the Repeating Representations to be made by each Obligor are true in all material respects.

4.3 Maximum number of Loans

(a) The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 13 Loans would be outstanding (or such greater number of Loans as may be agreed by the Agent in its sole discretion).

(b) The Company may not request that a Loan be divided.

(c) No Separate Loan or Extended Loan shall be taken into account in this Clause 4.3.

5. Utilisation

5.1 Delivery of a Utilisation Request

(a) The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. three (3) Business Days prior to the proposed Utilisation Date or by such date as the Agent (acting on the instructions of all the Lenders) may agree with the Company; provided that subject to paragraph (b) below, if (i) the Agent has not received any (A) notice (the “Repayment Notice”) from the Company that a maturing Loan will be repaid in full on the last day of its Interest Period and/or (B) any Utilisation Request from the Company for a proposed Loan that is to be made for the purpose of refinancing all or any part of a maturing Loan, in each case, before 11.00 a.m. on the date falling three (3) Business Days prior to the last day of the Interest Period of such maturing Loan (other than the Final Repayment Date), (ii) the Company has not received the written notice from the Agent as specified under Clause 4.2 (Further conditions precedent) and (iii) the Agent has received a CNAC Deemed Rollover Confirmation (as defined in the Intercreditor Agreement) from the agent under the CNAC Facility, a Rollover Loan (for an amount equal to and with an Interest Period corresponding to that of that maturing Loan) shall be deemed to have

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been drawn on the last day of the Interest Period for that maturing Loan and applied in repayment of that maturing Loan, and the Company shall not need to submit a Utilisation Request in respect of such Rollover Loan.

(b) For the avoidance of doubt, (i) if the amount of a Rollover Loan is less than the relevant maturing Loan and/or the Company intends to select a different Interest Period for that Rollover Loan from the relevant maturing Loan, notwithstanding the deemed drawdown mechanics set out in paragraph (a) above, the Company shall be required to deliver a Utilisation Request in respect of that Rollover Loan not later than 11.00 a.m. three (3) Business Days prior to the last day of the Interest Period of the relevant maturing Loan, and (ii) any Repayment Notice in respect of the relevant maturing Loan or Utilisation Request which includes repayment of the relevant maturing Loan, in each case, delivered to the Agent later than 11.00 a.m. on the date falling three (3) Business Days prior to the last day of the Interest Period of such relevant maturing Loan will be deemed invalid and will not be accepted by the Agent (unless the Agent (in its sole discretion) has agreed to a later cut-off time).

(c) Without prejudice to, nor limiting the general scope of Clause 25.10 (Exclusion of liability), the Agent shall not be liable to any person in any way in respect of any act (or omission) made by it pursuant to and in accordance with this Clause 5.1.

5.2 Completion of a Utilisation Request

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i) the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii) the proposed Interest Period complies with Clause 9 (Interest Periods).

(b) [Intentionally left blank]

(c) Only one Loan may be requested in each Utilisation Request.

5.3 Currency and amount

(a) The currency specified in a Utilisation Request must be HK Dollars.

(b) The amount of the proposed Loan must be a minimum of HK$100,000,000, or, if less, the Available Facility.

5.4 Lenders’ participation

(a) If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b) The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c) The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan and if different, the amount of that participation to be made available in accordance with Clause 27.1 (Payments to the Agent), in each case by no later than 11.00 a.m. two (2) Business Days prior to the proposed Utilisation Date.

5.5 Cancellation of Available Facility

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The Available Commitments which, at that time, are unutilised shall be immediately cancelled at 5.00 p.m. on the last day of the Availability Period.

6. Repayment

6.1 Repayment of Loans

(a) Subject to Clause 6.2 below, the Company shall repay each Loan on the last day of its Interest Period.

(b) Without prejudice to the Company’s obligation under paragraph (a) above, if:

(i) one or more Loans are to be made available to the Company:

(A) on the same day that a maturing Loan is due to be repaid by the Company; and

(B) in whole or in part for the purpose of refinancing the maturing Loan; and

(ii) the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A) if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1) the Company will only be required to make a payment under Clause 27.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2) each Lender's participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B) if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1) the Company will not be required to make a payment under Clause 27.1 (Payments to the Agent)); and

(2) each Lender will be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and

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applied by the Company in or towards repayment of that Lender's participation in the maturing Loan.

6.2 At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Defaulting Lender in the Loans then outstanding will be automatically extended to the Final Repayment Date and will be treated as separate Loans (the “Separate Loans”).

6.3 The Company may prepay a Separate Loan in accordance with paragraph (h) of Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender). The Agent will forward a copy of a prepayment notice received in accordance with paragraph (h) of Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender) to the Defaulting Lender concerned as soon as practicable on receipt.

6.4 Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company by the time and date specified by the Agent (acting reasonably) and will be payable by the Company to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

6.5 The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clauses 6.2 to 6.4 above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7. Prepayment and Cancellation

7.1 Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c) the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2 Voluntary cancellation

The Company may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility to zero or by such amount (being a minimum amount of HK$50,000,000) as the Company may specify in such notice. Any such reduction under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3 Voluntary Prepayment

The Company may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of HK$50,000,000) together with any applicable Break Costs.

7.4 Mandatory Prepayment – Change of Control

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(a) In this Clause 7.4, a “Change of Control” occurs if:

(i) AGH ceases to legally and beneficially own (directly or indirectly) at least 50.1 per cent. of the entire issued capital of the Company; or

(ii) AGH ceases to control (directly or indirectly) the Company; and

“control” an entity means the power to direct or cause the direction of the board of directors and policies of the Company, whether by contract or otherwise.

(b) If a Change of Control occurs:

(i) the Company shall promptly notify the Agent upon becoming aware of that event;

(ii) a Lender shall not be obliged to fund a Utilisation; and

(iii) if a Lender so requires and notifies the Agent within 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, applicable Break Costs and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.5 Mandatory Prepayment – Development Right Early Termination Event

(a) In this Clause 7.5, a “Development Right Early Termination Event” occurs if:

(i) the Agreement for Sub-Lease is terminated or the obligations expressed to be assumed by any party to the Agreement for Sub-Lease are not or cease to be legal, valid, binding or enforceable;

(ii) a Development Right Document (other than the Agreement for Sub-Lease) is terminated prior to its original scheduled termination date (howsoever described); or

(iii) the obligations expressed to be assumed by any party to a Development Right Document (other than the Agreement for Sub-Lease) are not or cease to be legal, valid, binding or enforceable,

provided that in respect of paragraphs (a)(ii) or (a)(iii) above, a Development Right Early Termination Event occurs only if such termination or cessation has, or could reasonably be expected to have, a material and adverse effect on the ability of the Company to (1) carry out the Project in accordance with the terms of the Agreement for Sub-Lease or (2) meet its obligations and liabilities under this Agreement.

(b) If a Development Right Early Termination Event occurs:

(i) the Company shall promptly notify the Agent upon becoming aware of that event;

(ii) a Lender shall not be obliged to fund a Utilisation;

(iii) in respect of a Development Right Early Termination Event contemplated under paragraph (a)(i) above, if the Majority Lenders so require, the Agent may, by notice to the Company, cancel the Total Commitments, whereupon the Total Commitments will be immediately cancelled and the Company shall prepay all outstanding Loans, together with accrued interest, applicable Break

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Costs and all other amounts accrued under the Finance Documents within 60 days from the date of the Agent’s notice; and

(iv) in respect of a Development Right Early Termination Event contemplated under paragraph (a)(ii) or (a)(iii) above, if in the opinion of the Lenders, such termination or cessation is either incapable of remedy or, if capable of remedy, is not remedied within 60 days of the date of termination or cessation (or such later date as the Agent (acting on the instructions of the Majority Lenders) may agree with the Company) then, if the Majority Lenders so require, the Agent may, by notice to the Company, cancel the Total Commitments, whereupon the Total Commitments will be immediately cancelled and the Company shall prepay all outstanding Loans, together with accrued interest, applicable Break Costs and all other amounts accrued under the Finance Documents within 60 days from the date of the Agent’s notice.

7.6 Mandatory Prepayment – Insurance Prepayment Proceeds and Warranty Claim Proceeds

(a) In this Clause 7.6:

(i) “Excluded Insurance Proceeds” means any proceeds of Property Insurances received or recovered by or paid to the order of the Company, any Guarantor Group Member and/or Principal Controlled Entity, to the extent that:

(A) such proceeds are applied or required under the Agreement for Sub-Lease or any Project Development Document to be applied towards:

(1) replacing, restoring or reinstating the Property; or

(2) satisfying liabilities of the Company, any Guarantor Group Member or Principal Controlled Entity towards any third party (which is not an Obligor, a Guarantor Group Member, a Principal Controlled Entity or any of its Affiliates) in respect of which such insurance claim was made (including liabilities under any public liability insurance);

and in each case are actually so applied as soon as practicable; or

(B) the amount of such proceeds, when aggregated with the aggregate amount of other proceeds of any and all Property Insurances (excluding any such proceeds failing within paragraph (A) above) does not exceed US$1,000,000 (or its equivalent in another currency or currencies);

(ii) “Insurance Prepayment Proceeds” means the proceeds of any Property Insurances received or recovered by or paid to the order of the Company, any Guarantor Group Member and/or Principal Controlled Entity except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by the Company, any Guarantor Group Member or Principal Controlled Entity to persons who are not the Company, Guarantor Group Members or Principal Controlled Entities; and

(iii) “Warranty Claim Proceeds” means the proceeds of any amount received or recovered by or paid to the order of the Company, any Guarantor Group Member or Principal Controlled Entity from a Project Development Party in respect of a warranty or indemnity claim settled with that Project Development Party in accordance with the terms of the relevant Project Development Document(s) after deducting any reasonable expenses in relation to that claim which are incurred by the Company, any Guarantor Group Member or

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Principal Controlled Entity to any third party (which is not an Obligor, a Guarantor Group Member, a Principal Controlled Entity or any of its Affiliates), to the extent such proceeds are not applied or required under the Agreement for Sub-Lease or any Project Development Document to be applied towards replacing, restoring or reinstating the Property or re-investment into the Project within 60 days after the receipt or recovery of such proceeds by (or paid of such proceeds to the order of) the Company, the relevant Guarantor Group Member or Principal Controlled Entity (as the case may be).

(b) The Company shall prepay the Loans in an amount equal to the Insurance Prepayment Proceeds or Warranty Claim Proceeds (as the case may be) promptly, and in any event within five (5) Business Days, upon receipt of such relevant proceeds by the Company, the relevant Guarantor Group Member or Principal Controlled Entity (as the case may be).

7.7 Right of prepayment and cancellation in relation to a single Lender

(a) If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii) any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii) the rate notified by a Lender in relation to a particular Interest Period under sub-paragraph (a)(ii) of Clause 10.2 (Market disruption) is higher than the lowest rate notified by a Lender under that sub-paragraph, the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure the prepayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b) On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall prepay that Lender’s participation in the relevant Loan.

(d) The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e) The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

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(i) the Company shall have no right to replace the Agent;

(ii) neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii) in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv) no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(f) A Lender shall perform the procedures described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has completed those checks.

(g) (i) If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent two Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii) On the notice referred to in paragraph (g)(i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (g)(i) above, notify all the Lenders.

(h) (i) The Company may, at any time, give the Agent two Business Days’ notice of prepayment of any Separate Loan and cancellation of the Commitment of a Defaulting Lender in respect of that Separate Loan.

(ii) On the notice referred to in paragraph (h)(i) above becoming effective, the Commitment of the Defaulting Lender in respect of that Separate Loan shall immediately be reduced to zero and the Company shall prepay that Defaulting Lender’s participation in such Separate Loan (together with any applicable Break Costs).

(iii) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (h)(i) above, notify all the Lenders.

7.8 Restrictions

(a) Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c) Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

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(d) The Company shall not repay or prepay all or any part of the Loans or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e) No amount of any Commitment that is reduced in accordance with this Agreement may be subsequently reinstated.

(f) If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g) If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 7.1 (Illegality) or paragraph (c), (g) or (h) of Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

8. Interest

8.1 Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a) Margin; and

(b) applicable HIBOR.

8.2 Payment of interest

The Company shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3 Default interest

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, two per cent. (2%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b) If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the Unpaid Sum had not become due.

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(c) Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4 Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Company of the determination of a rate of interest under this Agreement.

9. Interest Periods

9.1 Selection of Interest Periods

(a) The Company shall select the Interest Period for a Loan in the Utilisation Request for that Loan.

(b) [Intentionally left blank.]

(c) [Intentionally left blank.]

(d) Subject to this Clause 9, the Company may select the Interest Period for a Loan of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e) An Interest Period for a Loan shall not, subject to Clause 33.3 (Extension of Commitments), extend beyond the Final Repayment Date.

(f) A Loan has one Interest Period only which shall start on the Utilisation Date of that Loan.

9.2 Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10. Changes to the Calculation of Interest

10.1 Absence of quotations

Subject to Clause 10.2 (Market disruption), if HIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (local time) on the Quotation Day, the applicable HIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2 Market disruption

(a) Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and

(ii) the percentage rate per annum notified to the Agent by that Lender, as soon as practicable and in any event not later than five Business Days before interest is due to be paid in respect of that Interest Period, as the cost to that Lender of

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funding its participation in that Loan from whatever source(s) it may reasonably select.

(b) In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than HIBOR or if a Lender shall fail to notify the Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the relevant Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be HIBOR.

(c) In this Agreement “Market Disruption Event” means:

(i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available, it is not possible to calculate the Interpolated Screen Rate and none or only one of the Reference Banks supplies a rate to the Agent to determine HIBOR for HK Dollars for the relevant Interest Period; or

(ii) at 5.00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of HIBOR.

(d) If a Market Disruption Event shall occur, the Agent shall promptly notify the Lenders and the Company thereof.

10.3 Alternative basis of interest or funding

(a) If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c) For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4 Break Costs

(a) The Company shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by an Obligor on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, together with its demand, provide a certificate confirming the amount and the basis of calculation of its Break Costs for any Interest Period in which they accrue.

11. Fees

11.1 Commitment fee

(a) The Company shall pay to the Agent (for the account of each Lender) a fee in HK Dollars computed and accruing on a daily basis with effect from (but excluding) the date falling 45 days after the date of this Agreement (the “Initial Commitment Fee

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Commencement Date”) at 0.20 per cent. per annum on that Lender’s Available Commitment for the Availability Period at close of business on each day of the Availability Period falling after the Initial Commitment Fee Commencement Date up to but excluding the Second Effective Date (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day) (the “Initial Commitment Fee Period”).

(b) The Company shall pay to the Agent (for the account of each Lender) a fee in HK Dollars computed and accruing on a daily basis with effect from (and including) the date falling 45 days after the Second Effective Date (the “Revised Commitment Fee Commencement Date”) at 0.20 per cent. per annum on that Lender’s Available Commitment for the Availability Period at close of business on each day of the Availability Period falling from (and including) the Revised Commitment Fee Commencement Date (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day) (the “Revised Commitment Fee Period”).

(c) The accrued commitment fee is payable (but without double counting):

(i) in the case of the commitment fee referred to in paragraph (a) above, on the last day of each successive period of three Months which ends during the Initial Commitment Fee Period;

(ii) in the case of the commitment fee referred to in paragraph (b) above, on the last day of each successive period of three Months which ends during the Revised Commitment Fee Period and on the last day of the Availability Period; and

(iii) in the case of any accrued but unpaid commitment fee referred to in paragraph (a) or paragraph (b) above, if a Lender’s Commitment is reduced to zero before the last day of the Availability Period, on the day on which such reduction to zero becomes effective.

(d) No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2 Upfront fee

The Company shall pay to the Agent (for the account of each Second Effective Date Lender) an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3 Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12. Tax Gross Up and Indemnities

12.1 Tax definitions

(a) In this Clause 12:

“FATCA” means:

(i) sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

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(ii) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or

(iii) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b) Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting in good faith.

12.2 Tax gross-up

(a) All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3 Tax indemnity

(a) Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within five (5)

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Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply:

(i) to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party;

(ii) to any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(iii) to any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b) A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Company thereof.

(c) A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

(d) Paragraph (a) shall not apply to the extent any Tax is not notified to the Agent by the relevant Finance Party within three (3) Months of the relevant Finance Party becoming aware of the relevant Tax.

12.4 Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in no better and no worse position in respect of its worldwide tax liabilities than it would have been in had the Obligor not been required to make the Tax Payment.

12.5 Stamp taxes

The Company shall:

(a) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b) within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6 Indirect tax

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(a) All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b) Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7 FATCA Deduction

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13. Increased Costs

13.1 Increased costs

(a) Subject to Clause 13.3 (Exceptions) the Company shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation by any governmental or regulatory authority or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b) In this Agreement:

(i) “Basel III” means:

(A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended supplemented or restated; and

(B) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(ii) “Increased Costs” means:

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(A) a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(B) an additional or increased cost; or

(C) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2 Increased cost claims

(a) A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b) Each Finance Party shall together with its demand provide a certificate confirming the amount and basis of calculation of its Increased Costs.

13.3 Exceptions

(a) Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

(iii) attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them;

(iv) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(v) attributable to the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but only to the extent the relevant Finance Party is required to implement, apply or comply with Basel III on the date on which it becomes a Party;

(vi) attributable to a FATCA Deduction required to be made by a Party; or

(vii) not notified to the Agent by the relevant Finance Party within three (3) Months of such Finance Party becoming aware of the Increased Cost in accordance with Clause 13.2(a) (Increased cost claims).

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(b) In this Clause 13.3 references to a “FATCA Deduction” or a “Tax Deduction” have the same meaning given to such terms in Clause 12.1 (Tax definitions).

14. Mitigation by the Lenders

14.1 Mitigation

(a) Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13.1 (Increased costs), including (but not limited to):

(i) providing such information as the Company may reasonably request in order to permit the Company to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii) in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2 Limitation of liability

(a) The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might reasonably be expected to be prejudicial to it.

14.3 Conduct of business by the Finance Parties

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d) oblige any Finance Party to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable anti-money laundering, counter-terrorism financing, economic or trade Sanctions law or regulation.

15. Other Indemnities

15.1 Currency indemnity

(a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the

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currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2 Other indemnities

The Company shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a) the occurrence of any Event of Default;

(b) any written information produced or approved by any Obligor in connection with the Finance Documents being or being alleged to be misleading and/or deceptive in any respect;

(c) any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d) a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(e) funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

15.3 Indemnity to the Agent

(a) The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i) investigating any event which it reasonably believes is a Default; or

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

(b) The indemnity to the Agent shall survive the termination or expiry of this Agreement and the resignation or replacement of the Agent.

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16. Costs and Expenses

16.1 Transaction expenses

The Company shall, within five Business Days of demand, pay the Administrative Parties the amount of all reasonable costs and expenses (including legal fees of law firms approved by the Company and subject to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a) this Agreement and any other Finance Documents referred to in it; and

(b) any other Finance Documents executed after the date of this Agreement.

16.2 Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees of law firms approved by the Company and subject to any agreed caps) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3 Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17. Guarantee and Indemnity

17.1 Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a) guarantees to each Finance Party punctual performance by the Company of all the Company’s obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

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17.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4 Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of the Company or any other person under the terms of any composition or arrangement with any creditor of the Company or any Guarantor Group Member;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Company or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company;

(e) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document;

(g) any insolvency or similar proceedings; or

(h) this Agreement or any other Finance Document not being executed by or binding upon any other party.

17.5 Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6 Appropriations

Until all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts,

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or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 17.

17.7 Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a) to be indemnified by the Company;

(b) to claim any contribution from any other guarantor of or provider of security for the Company’s obligations under the Finance Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d) to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e) to exercise any right of set-off against the Company; and/or

(f) to claim or prove as a creditor of the Company in competition with any Finance Party.

If the Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).

17.8 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18. Representations

Each Obligor makes the representations and warranties with respect to itself set out in this Clause 18 to each Finance Party.

18.1 Status

(a) It is a limited liability company, duly incorporated and validly existing under the laws of Hong Kong.

(b) It has the power to own its assets and carry on its business in all material respects as it is being conducted.

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(c) It is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to the Finance Documents.

18.2 Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are generally applicable, legal, valid, binding and enforceable obligations.

18.3 Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any material law or regulation applicable to it;

(b) its constitutional documents; or

(c) any agreement or instrument binding upon it or any of its assets in a manner that might reasonably be expected to give rise to a Material Adverse Effect.

18.4 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5 Validity and admissibility in evidence

All Authorisations required:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c) for it to carry on its business, and which are material,

have been obtained or effected and are in full force and effect (or, in each case, will be when required).

18.6 Governing law and enforcement

(a) The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b) Any judgment obtained in Hong Kong in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7 Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8 No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any

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stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9 No default

(a) No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

18.10 No misleading information

Save as disclosed in writing to the Agent on or prior to the date on which such information is provided, all written information provided by it to the Agent after the date of this Agreement was true and accurate in all material respects as at the date it was provided and was not misleading in any material respect as at such date.

18.11 Financial statements

(a) The financial statements most recently supplied to the Agent were prepared in accordance with the Accounting Principles consistently applied save to the extent expressly disclosed in such financial statements.

(b) The financial statements most recently supplied to the Agent give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year or financial half year (as the case may be) save to the extent expressly disclosed in such financial statements.

(c) There has been no material adverse change in the business or consolidated financial condition of the Company and its Subsidiaries (if any) since 31 December 2022 or the business or financial condition of the Guarantor since 31 March 2023.

18.12 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

18.14 Taxation

(a) It is not overdue (taking into account any extension or grace period) in the payment of any material amount in respect of Tax, in each case save to the extent that (i) such payment is being contested in good faith; and (ii) it has maintained adequate reserves for those Taxes.

(b) No claim or investigations are being, or to its actual knowledge, are reasonably likely to be, made or conducted against it with respect to Taxes which would have or are reasonably likely to have a Material Adverse Effect.

(c) It is resident for tax purposes only in the jurisdiction of its incorporation.

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18.15 No insolvency

No event as described in Clause 21.5 (Involuntary proceedings) or Clause 21.6 (Voluntary proceedings) is continuing in relation to it or any Major Material Subsidiary.

18.16 Intellectual Property

(a) It, or another Guarantor Group Member, is the legal and beneficial owner of or has licensed to it all the material Intellectual Property which is required in order to carry on the business of the Guarantor Group as it is currently being conducted.

(b) It does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect.

(c) All formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it have been taken, except to the extent failure to take such actions does not or is not reasonably likely to have a Material Adverse Effect.

18.17 Immunity

(a) The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b) It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its Relevant Jurisdiction in relation to any Finance Documents.

18.18 Authorised Signatories

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) is authorised to sign Utilisation Requests and other notices on its behalf.

18.19 Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as from time to time conducted the absence of which, in relation to any asset other than the Property, would have a Material Adverse Effect.

18.20 Bribery, Anti-corruption

(a) To the actual knowledge of Management, the business of each Obligor and the Controlled Entities is carried on in all material respects in compliance with all, and none of the Obligors or any Controlled Entity or any of their respective directors, officers, agents (solely in their capacity as agents under, and in compliance with, a written contract with that Obligor or Controlled Entity), affiliates or employees acts in breach of any, applicable laws relating to bribery and anti-corruption, including without limitation the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977 or any similar laws, rules or regulations issued, administered or enforced by any government or governmental authority having jurisdiction over it.

(b) There are in place appropriate policies and procedures designed to promote and achieve compliance with all such applicable laws by each Obligor and the Controlled Entities and their respective directors, officers and employees.

18.21 Sanctions

(a) To its best knowledge, the business of each Obligor and the Controlled Entities is as at the date of the Second Amendment and Restatement Agreement and the Second

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Effective Date carried on in compliance with all applicable Sanctions, and each Obligor and the Controlled Entities have instituted and maintained policies and procedures designed to promote and achieve material compliance with applicable Sanctions in all respects.

(b) None of the Obligors or any Controlled Entity or, to its best knowledge, any of their respective directors, officers, agents (solely in their capacity as agents under, and in compliance with, a written contract with that Obligor or Controlled Entity), affiliates, representative or employees is a person or entity (Person), that is, or is owned or controlled by a Person that is, currently the subject of any Sanctions, (including the designation as a Specially Designated National or Blocked Person), and neither Obligor nor any Controlled Entity is located, organised or resident in a country or territory that is the subject of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Crimea, Syria and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

18.22 Money Laundering

(a) To the actual knowledge of Management, after due and reasonable enquiry, none of the Obligors or any Controlled Entity engages in Money Laundering or acts in breach of any applicable laws or regulations relating to Money Laundering issued, administered or enforced by any Governmental Agency having jurisdiction over it.

(b) There are in place appropriate policies and procedures designed to promote and achieve compliance by each Obligor and the Controlled Entities with all applicable laws or regulations relating to Money Laundering.

18.23 Dividends repatriation

There is no contractual restriction for any Major Material Subsidiary incorporated in the PRC which is a WFOE to pay dividends out of its Distributable Reserves, or to make any distribution to any of its shareholders or holders of any equity interest in it (in each case, subject to any generally applicable administrative and legal restrictions).

18.24 Times when representations made

(a) All the representations and warranties in this Clause 18 are made by each Obligor on the date of this Agreement and the Second Effective Date.

(b) The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request and the first day of each Interest Period.

(c) Each representation or warranty deemed to be made after the date of this Agreement shall, except where the contrary is indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19. Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1 Financial statements

The Company shall supply to the Agent:

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(a) as soon as they become available but in any event within 180 days after the end of each of its financial years, the Company’s audited standalone financial statements (or if applicable, audited consolidated financial statements) for that financial year;

(b) as soon as they become available but in any event within 250 days after the end of each of the Guarantor’s financial years, the audited standalone financial statements of the Guarantor for that financial year;

(c) as soon as they become available but in any event within 60 days after the end of the first half of each of its financial years, the Company’s unaudited standalone financial statements (or if applicable, unaudited consolidated financial statements) for that financial half year.

19.2 Compliance Certificate

The relevant Obligor shall supply to the Agent:

(a) annually, (in relation to the Company) within 180 days after the end of each of its financial year and (in relation to the Guarantor) within 250 days after the end of each of its financial year; and

(b) upon written request by the Agent, within 14 days of such request,

a brief certificate from (in relation to the Company) its chief financial officer and (in relation to the Guarantor) its principal executive officer, principal financial officer, principal account officer or treasurer as to his or her knowledge of that Obligor’s compliance with all conditions and covenants under the Finance Documents (which compliance shall be determined without regard to any period of grace or requirement of notice provided under the Finance Documents), specifying if any Default has occurred and, in the event that any Default has occurred, specifying each such Default and the nature and status thereof of which such person may have knowledge.

19.3 Notification of default

The Company shall deliver to the Agent promptly and in any event within 30 calendar days after any Obligor becomes aware of the occurrence of any Event of Default or any event which, with the giving of notice of the lapse of time or both, would constitute an Event of Default, an Officer’s Certificate of the Company setting out the details of such Event of Default or Default and the action which the Company proposes to take with respect thereto.

19.4 “Know your customer” checks

(a) Each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

19.5 Information on the Project

(a) The Company shall notify the Agent in writing of any amendment, supplement, waiver or release in respect of a Development Right Document where such amendment, supplement, waiver or release would have a Material Adverse Effect, as soon as

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reasonably practicable and in any event within 30 days of any such amendment, supplement, waiver or release and provide the Agent with a copy of the relevant updated document.

(b) [Intentionally left blank.]

(c) The Company shall deliver to the Agent promptly, and in any event within two weeks after such document becomes available, certified copies of any renewal policy of any of the Property Insurances (including, for the avoidance of doubt, the renewal of any insurances described in paragraph 4(d) of Schedule 2 (Conditions Precedent)).

19.6 Use of websites

(a) The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i) the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii) both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii) the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

(b) The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c) The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i) the Designated Website cannot be accessed due to technical failure;

(ii) the password specifications for the Designated Website change;

(iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v) the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

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20. General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1 Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.2 Negative pledge

(a) No Obligor shall create or have outstanding, and shall ensure that none of the Principal Controlled Entities will create or have outstanding, any Security upon the whole or any part of their respective present or future assets securing any Relevant Indebtedness, or create or have outstanding any guarantee or indemnity in respect of any Relevant Indebtedness either of an Obligor or of any of the Principal Controlled Entities, without:

(i) at the same time or prior thereto securing or guaranteeing the liabilities of the Obligors under the Finance Documents equally and ratably therewith; or

(ii) providing such other Security or guarantee for the Facility as shall be approved by the Majority Lenders.

(b) Paragraph (a) above does not apply to:

(i) any Security arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii) any Security in respect of the obligations of any person which becomes a Principal Controlled Entity or which merges with or into an Obligor or a Principal Controlled Entity after 28 November 2014 which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into that Obligor or a Principal Controlled Entity;

(iii) any Security created or outstanding in favour of an Obligor or any Security created by any of the Controlled Entities of the Obligors in favour of any other Controlled Entities of the Obligors;

(iv) any Security in respect of Relevant Indebtedness of an Obligor or any Principal Controlled Entity with respect to which such Obligor or such Principal Controlled Entity has paid money or deposited money or securities with a paying agent, trustee or depository to pay or discharge in full the obligations of such Obligor or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v) any Security created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

(vi) any Security arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Security permitted by paragraphs (ii), (v) or this paragraph (vi); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding, including any accrued interest

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and prepayment premiums or consent fees) and is not secured by any additional property or assets.

20.3 Merger, consolidation and sale of assets

No Obligor shall consolidate with or merge into any other person in a transaction or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

(a)

(i) the relevant Obligor party to that merger or consolidation is the surviving entity; or

(ii) any person formed by such consolidation or into or with which that Obligor is merged or to whom that Obligor has conveyed, transferred or leased its properties and assets substantially as an entirety (such entity, the “New Merged Entity”) is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands, the PRC or Hong Kong and such person expressly assumes, by an accession deed in form and substance reasonably satisfactory to the Lenders, all of that Obligor’s obligations under the Finance Documents, including any of its obligations under Clause 12 (Tax Gross Up and Indemnities);

(b) immediately after given effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the relevant Obligor or the New Merged Entity (as the case may be) delivers to the Agent an Officer’s Certificate and an opinion of independent legal firm of internationally recognised standing that is reasonably acceptable to the Agent, each stating that such consolidation, merger, conveyance, transfer or lease and the accession deed referred in paragraph (a)(ii) above is in compliance with the Finance Documents and that all conditions precedent therein provided for relating to such transaction have been complied with.

20.4 Sanctions

(a) No Obligor shall use any of the funds advanced under this Agreement directly or indirectly or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person in any manner that will result in a violation of Sanctions by any person (including any Finance Party).

(b) Each Obligor shall, and shall ensure that each Controlled Entity will, institute and maintain policies and procedures designed to promote and achieve material compliance with applicable Sanctions in all respects.

20.5 Anti-corruption

No Obligor shall, and each Obligor shall procure that no Controlled Entity will, directly or indirectly use the proceeds of the Facility in a manner, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity, that would violate applicable anti-corruption laws and regulations including without limitation to the extent applicable the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977.

20.6 Anti-money laundering

Each Obligor will, and will procure that each Controlled Entity will, at all times have in place appropriate procedures and policies designed to promote and achieve compliance by that

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Obligor and Controlled Entity with all applicable laws and regulations relating to Money Laundering.

20.7 No other business

(a) The Company shall not trade or carry on any business except for the development and management of the Project.

(b) The Company shall not enter into any material agreement other than the relevant Finance Documents, the Project Development Documents, the Development Right Documents, the Property Insurances, contracts facilitating the issuance of a security in favour of the Airport Authority in connection with the Project, and, in each case, any other commitment reasonably ancillary thereto.

(c) The Company shall not assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any of the Project Development Documents, Development Right Documents and Property Insurances.

20.8 [Intentionally left blank]

20.9 Property Insurances

(a) The Company shall maintain or procure to be maintained insurances on and in relation to the Property against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b) Without limiting the foregoing in paragraph (a), such insurances shall:

(i) insure the Company in respect of its interests in the Property and the plant and machinery on the Property (including fixtures and improvements) for their full replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs);

(ii) provide cover for site clearance, shoring or propping up, professional fees (including any applicable Indirect Tax) together with adequate allowance for inflation;

(iii) include public liability and third party liability insurance;

(iv) insure such other risks as a prudent company or other person in the same business as the Company would insure; and

(v) any other insurance as may be required under the Agreement for Sub-Lease or by the Airport Authority,

in each case with a reputable independent insurance company or underwriters acceptable to the Majority Lenders.

20.10 CNAC Facility

The Company shall ensure that the total commitment amount under the CNAC Facility, when aggregated with the Total Commitments, will not exceed HK$10,000,000,000 (or its equivalent in another currency or currencies).

20.11 NDRC Registration

The Company shall make due and reasonable inquiries in order to ensure that all requirements under the NDRC Order to the extent applicable to the Company and the Facility are duly

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complied with, if failure so to comply would materially impair its ability to perform its payment obligations under the Finance Documents.

21. Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.8 (Acceleration)) is an Event of Default.

21.1 Non-payment

(a) The Company fails to pay the principal amount in respect of the Facility when due and payable (whether at the Final Repayment Date or upon acceleration or otherwise).

(b) The Company fails to pay interest in respect of any Loan within 30 days after such interest becomes due and payable.

(c) The Guarantor does not pay any amount payable in respect of the principal amount of the Facility when such amount becomes due and payable.

(d) The Guarantor does not pay any amount payable in respect of any interest on any Loan within 30 days after such amount becomes due and payable.

21.2 Specified Defaults

An Obligor defaults in the performance of or breaches its obligations under Clause 20.3 (Merger, consolidation and sale of assets).

21.3 Other obligations

An Obligor defaults in the performance of or breaches any provision of the Finance Documents (other than a default specified in Clauses 21.1 (Non-payment) or 21.2 (Specified Defaults) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Agent.

21.4 Cross Default

An event of default (howsoever defined) occurs under the facility documentation for the CNAC Facility.

21.5 Involuntary proceedings

In relation to any Obligor or any Principal Controlled Entity, a court having jurisdiction enters in the premises of:

(a) a decree or order for relief in respect of it or any of the Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law; or

(b) a decree or order adjudging it or any of the Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganisation, arrangement, adjustment, or composition of or in respect of it or any of the Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of it or any of the Principal Controlled Entities or of any substantial part of its or their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws),

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(c) and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days.

21.6 Voluntary proceedings

An Obligor or any of the Principal Controlled Entities:

(a) commence a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent; or

(b) consent to the entry of a decree or order for relief in respect of it or any of the Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it or any Principal Controlled Entity; or

(c) file a petition or answer or consent seeking reorganisation or relief with respect to it or any of the Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of it or any of the Principal Controlled Entities or of any substantial part of its or their respective property pursuant to any such law; or

(d) make a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or admit in writing of its inability to pay debts generally as they become due, or take corporate action that resolves to commence any such action.

21.7 Illegality

Any obligation of the Obligors under the Finance Documents or any Finance Document is or becomes or is claimed by any Obligor to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the terms of this Agreement.

21.8 Acceleration

At any time while an Event of Default is continuing the Agent may, and shall if so directed by a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction), by notice to the Company:

(a) without prejudice to the participations of any Lenders in any Loans then outstanding:

(i) cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii) cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

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22. Changes to the Lenders

22.1 Transfers by the Lenders

(a) Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(i) transfer by novation any of its rights and obligations, under the Finance Documents to another bank or financial institution (the “New Lender”); and

(ii) sub-participate any of its rights and/or obligations under this Agreement.

(b) Subject to Clause 22.9 (Security over Lenders’ rights), an Existing Lender shall not be permitted to assign any of its rights under the Finance Documents.

22.2 Conditions of transfer or sub-participation

(a) Subject to paragraph (b) below, the prior written consent of the Obligors is required for any transfer or sub-participation by an Existing Lender.

(b) The prior written consent of the Obligors is not required for a transfer by an Existing Lender if the relevant transfer is:

(i) to another Lender or an Affiliate of a Lender; or

(ii) made at a time when an Event of Default is continuing,

unless such transfer is to a Prohibited Transferee, in which case consent of the Obligors will be required in accordance with paragraph (a) above.

(c) Any transfer of a Lender’s rights or obligations under the Finance Documents must be in a minimum amount of HK$250,000,000 (and following any such transfer by a Lender, unless that Lender has transferred all of its rights and obligations under the Finance Documents, that Lender must retain rights and obligations in a minimum amount of HK$250,000,000 or, in each case, such lower amount with the consent of the Obligors.

(d) A transfer will be effective only if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e) If:

(i) a Lender transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the transfer occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer had not occurred.

(f) Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by

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that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g) The right of any Lender to make transfers and enter into sub-participations as provided by this Clause 22 is in any event subject to that Lender procuring that Confidentiality Undertakings are entered into and delivered to the Company as provided by Clause 24 (Disclosure of Information).

22.3 Transfer fee

Unless the Agent otherwise agrees and excluding any transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

22.4 Limitation of responsibility of Existing Lenders

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 22; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5 Procedure for transfer

(a) Subject to the conditions set out in Clause 22.2 (Conditions of transfer or sub-participation) a transfer is effected in accordance with paragraph (c) below when:

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(i) the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate; and

(ii) when the Intercreditor Agreement has been entered into, the New Lender enters into documentation required for it to accede as a party to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement.

(b) The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c) On the Transfer Date:

(i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii) the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv) the New Lender shall become a Party as a “Lender”.

(d) The procedure set out in this Clause 22.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

22.6 Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

22.7 Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant transfer to such New Lender.

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22.8 Exclusion of Agent’s liability

In relation to any transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.9 Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation, any charge, assignment or other Security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security shall:

(a) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23. Assignment or Transfer by the Obligors

No Obligor may assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

24. Disclosure of Information

24.1 Obligation to keep information confidential

(a) Each Finance Party must keep confidential all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either (i) any Group Member or any of its advisers; or (ii) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers (regardless of the form such information takes, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information) and shall not use any such information except in connection with the Finance Documents and the Facility.

(b) However, a Finance Party is entitled to disclose information referred to in paragraph (a) above:

(i) if such information is publicly available, other than as a direct or indirect result of a breach by that Finance Party of, or action by its Affiliates that is contrary to the provisions of, this Clause;

(ii) if required to do so in connection with any legal, arbitration or regulatory proceedings or procedure;

(iii) if required to do so under any applicable law or regulation;

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(iv) if required or requested to do so by any governmental, banking, taxation or other regulatory authority;

(v) to its professional advisers and any other person providing credit protection or other services to it (including, without limitation, any provider of administrative or settlement services, external auditors, insurers and insurance brokers) provided that such person is under a duty of confidentiality, contractual or otherwise, to that Finance Party;

(vi) to its officers, employees, directors and agents on a need-to-know basis provided that such person is under a duty of confidentiality, contractual or otherwise, to that Finance Party;

(vii) to the head office, branches, representative offices, Subsidiaries, related corporations or Affiliate of any Finance Party (each a “Finance Party Related Party”) and each Finance Related Party shall be permitted to disclose information as if it were a Finance Party;

(viii) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.9 (Security over Lenders’ rights);

(ix) to any other Finance Party;

(x) to any person permitted in writing by the Company;

(xi) to an Obligor; or

(xii) to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto; or

(xiii) if required to do so under the Intercreditor Agreement.

(c) A Finance Party may disclose to an Affiliate or any potential transferee or Participant to which a transfer or sub-participation is not expressly prohibited under Clause 22 (Changes to the Lenders) but for the avoidance of doubt not to an Industrial Competitor:

(i) a copy of any Finance Document; and

(ii) any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a potential transferee or Participant may receive any confidential information, it must execute in favour of the relevant Finance Party a Confidentiality Undertaking and deliver a copy of the same to the Company. A potential transferee or Participant may itself disclose the documents and information referred to in sub-paragraphs (i) and (ii) to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer of an economic or other interest in, or related to, this Agreement so long as the relevant Affiliate or transferee executes in favour of the relevant potential transferee or Participant a Confidentiality Undertaking and delivers a copy of the same to the Company.

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This Clause supersedes any previous agreement relating to the confidentiality of such information.

24.2 Relevant information

Without affecting the responsibility of the relevant Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders accepts and acknowledges that:

(a) some or all of the information (including, without limitations, financial projections and/or other financial data) that has or may be provided to the Lenders (through the Agent or otherwise) is or may constitute relevant information in relation to an Obligor (the “Price Sensitive Information”) and that the use of such information may be regulated or prohibited by applicable laws and regulations relating to, among other things, insider dealing and/or market abuse;

(b) upon possession of the Price Sensitive Information, a Lender may be prohibited or restricted under the applicable laws and regulations from, among other things, dealing in or counselling or procuring another person to deal in the listed securities of AGH or its derivatives, or the listed securities of a related corporation of AGH or its derivatives, or otherwise from using or disclosing the Price Sensitive Information;

(c) none of the Agent nor the Mandated Lead Arrangers will be liable for any action taken by it under or in connection with distributing the information provided that where it is required to act on the instructions of any Lender or Lenders, the Agent may ask for a confirmation or certificate (in form and substance satisfactory to the Agent) confirming that the instructing Lender or Lenders is or are not in possession of any Price Sensitive Information and that it is or they are not instructing the Agent, to act as a consequence of being in possession of any Price Sensitive Information; and

(d) any information received under or in connection with the Finance Documents shall not be used for any unlawful purpose, and each Lender shall make an independent evaluation of, and ensure its compliance with, any legal and regulatory restrictions on the use and/or disclosure of such information.

24.3 Individual Data

In respect of any data or information (including, without limitation, data covered by banking secrecy and/or personal data laws) regarding an individual (including, without limitation, any employees of an Obligor or its Affiliates) (“Individual Data”) provided to any Finance Party, each Obligor represents and warrants that it has obtained each relevant individual’s prior consent to the collection, use, disclosure and processing of his/her Individual Data by the Finance Parties, and that such Individual Data is true, accurate and complete in all material respects.

25. Role of the Administrative Parties

25.1 Appointment of the Agent

(a) Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2 Duties of the Agent

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(a) Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b) Without prejudice to Clause 22.6 (Copy of Transfer Certificate to Company), paragraph (a) above shall not apply to any Transfer Certificate.

(c) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Finance Parties.

(f) The Agent shall provide to each Obligor within ten (10) Business Days of the last Business Day of each calendar month, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or office, if any, for whose attention any communication is to be marked) of each Lender for any communications to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g) The Agent shall not be liable to account for interest on money paid to it by or recovered from any Obligor. Monies held by the Agent need not be segregated except as required by law.

(h) The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3 Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4 No fiduciary duties

(a) The Administrative Parties shall not otherwise have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, any other party to this Agreement.

(b) None of the Agent or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5 Business with the Group

(a) Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

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(b) Each of the Lenders hereby irrevocably waives, in favour of the Agent, any conflict of interest which may arise by virtue of the Agent acting in various capacities under the Finance Documents or for other customers of the Agent. Each of the Lenders acknowledges that the Agent and its affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Lender may regard as conflicting with its interests and may possess information (whether or not material to the Lenders) other than as a result of the Agent acting as Agent under the Finance Documents, that the Agent may not be entitled to share with any Lender.

(c) Consistent with its long-standing policy to hold in confidence the affairs of its customers, the Agent will not disclose confidential information obtained from any Lender (without its consent) to any of the Agent’s other customers nor will it use on the Lender’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, each of the Lenders agrees that each of the Agent Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Finance Documents.

25.6 Rights and discretions of the Agent

(a) The Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c) The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d) The Agent may act in relation to the Finance Documents through its personnel and agents.

(e) The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f) Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7 No Duty to Monitor

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The Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

25.8 Majority Lenders’ instructions

(a) Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c) The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9 Responsibility for documentation

No Administrative Party:

(a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document; or

(b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

(c) is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10 Exclusion of liability

(a) Without limiting paragraph (b) below, the Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i) the Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Agent’s gross negligence or wilful misconduct; or

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(ii) any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Agent if the Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for the purpose of such payment.

(b) No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Ordinance.

(c) Nothing in this Agreement shall oblige any Administrative Party to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Administrative Party.

(d) Notwithstanding anything to the contrary in this Agreement or in any other Finance Document, the Agent shall not in any event be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of the Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Agent is subject.

(e) Notwithstanding any other term or provision of this Agreement to the contrary, the Agent shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not forseeable, even if the Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause shall survive the termination or expiry of this Agreement or the resignation or removal of the Agent.

25.11 Refrain from Illegality

The Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person.

25.12 Lenders’ indemnity to the Agent

(a) Each Lender shall, in accordance with paragraph (b) below, indemnify the Agent within three Business Days of demand, against any cost, loss or liability incurred by any of

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them (otherwise than by reason of the relevant Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b) The proportion of such cost, loss or liability to be borne by each Lender shall be in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero.

(c) The Lenders’ indemnity to the Agent shall survive the termination or expiry of this Agreement and the resignation or replacement of the Agent.

25.13 Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b) Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (with the consent of the Company, such consent not to be unreasonably withheld) may appoint a successor Agent.

(c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the retiring Agent (with the consent of the Company, such consent not to be unreasonably withheld) may appoint a successor Agent.

(d) The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e) The Agent’s resignation notice shall take effect only upon the appointment of a successor, provided that notwithstanding any of the foregoing, the resignation of the Agent otherwise in accordance with the provisions of this Clause 25 shall be effective immediately in the event that the Agent’s continuing appointment would conflict with (and such resignation would be required by) applicable law or the Agent’s internal policies (including without limitation with respect to “know-your-client” and/or any conflict of interest) that in each case, cannot be resolved to the reasonable satisfaction of the Agent.

(f) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.13. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g) After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i) the Agent fails to respond to a request under Clause 25.15 (FATCA Information) and the Company or a Lender reasonably believes that the Agent

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will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(ii) any information supplied by the Agent pursuant to Clause 25.15 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

(iv) For the purposes of this paragraph (h):

“FATCA” has the meaning given to that term in Clause 12.1 (Tax definitions).

“FATCA Application Date” means:

(A) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(B) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” has the meaning given to that term in Clause 12.1 (Tax definitions).

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

25.14 Replacement of the Agent

(a) After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent or by appointing a successor Agent (acting through an office in Hong Kong).

(b) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c) The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.14 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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25.15 FATCA Information

(a) Subject to paragraph (c) below, the Agent shall, within ten Business Days of a reasonable request by another Party:

(i) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party; and

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b) If the Agent confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, the Agent shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige the Agent to do anything which would or might in its reasonable opinion constitute a breach of:

(i) any law or regulation;

(ii) any fiduciary duty; or

(iii) any duty of confidentiality.

(d) If the Agent fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i) if the Agent failed to confirm whether it is (and/or remains) a FATCA Exempt Party then the Agent shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii) if the Agent failed to confirm its applicable “passthru payment percentage” then the Agent shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Agent provides the requested confirmation, forms, documentation or other information.

25.16 Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency or, as the case may be, trustee division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b) If information is received by another branch, division or department of the legal person which is the Agent, it may be treated as confidential to that branch, division or department and the Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Finance Document to the contrary, the Agent shall not be obliged to disclose to any Finance Party any information supplied

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to it by an Obligor or any Affiliates of an Obligor on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

25.17 Relationship with the Lenders

(a) Subject to Clause 27.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

(c) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.18 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each Group Member;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c) whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d) the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.19 Reference Banks

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If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (with the consent of the Company, such consent not to be unreasonably withheld) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

25.20 Agent’s management time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.12 (Lenders’ indemnity to the Agent) shall include the reasonable cost of utilising the Agent’s management time or other resources in respect of any duties which are outside the scope of the normal duties of the Agent under the Finance Documents and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees). For the avoidance of doubt, any action required to be undertaken by the Agent in respect of or in relation to any Default, change in structure of the Facility, including acts contemplated in Clauses 16.2 (Amendment costs) and 16.3 (Enforcement costs) shall not be regarded as tasks falling within the scope of the normal duties of the Agent under the Finance Documents. In the event of any dispute in respect of such cost of utilising the Agent’s management time or other resources, the costs to be paid shall be as reasonably determined by the Agent.

25.21 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.22 Amounts Paid in Error

(a) If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds (except that no interest will be payable by the other Party if such amount is paid to it due to the fraud, gross negligence or wilful misconduct of the Agent).

(b) Neither:

(i) the obligations of any Party to the Agent; nor

(ii) the remedies of the Agent,

(whether arising under this Clause 25.22 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including , without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c) All payments to be made by a Party to the Agent (whether made pursuant to this Clause 25.22 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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(d) In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) was made in error.

26. Sharing among the Finance Parties

26.1 Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set off or otherwise) any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

26.3 Recovering Finance Party’s rights

(a) On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment

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which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

26.5 Exceptions

(a) This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27. Payment Mechanics

27.1 Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.2 Distributions by the Agent

(a) Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor), Clause 27.4 (Clawback), Clause 27.6 (Partial payments) and Clause 25.21 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office):

(i) with respect to the Original Lenders, to such account as specified in Part 1 (Original Lenders) of Schedule 6 (Account Details) (or such other account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency);

(ii) with respect to the Second Effective Date Lenders, to such account as specified in Part 2 (Second Effective Date Lenders) of Schedule 6 (Account Details) (or such other account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency); or

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(iii) with respect to any other Party, to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b) The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

27.3 Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 28 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4 Clawback

(a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then, provided the Agent has notified the other Party in writing of such amount, the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c) If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i) the Agent shall notify the Company of that Lender’s identity and the Company shall on demand refund it to the Agent; and

(ii) the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5 Impaired Agent

(a) If, at any time, the Agent becomes an Impaired Agent, the relevant Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 27.1 (Payments to the Agent) may instead either:

(i) pay that amount direct to the required recipient(s); or

(ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an

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Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of that Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due for payment under the Finance Documents.

(b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c) A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d) Promptly upon the appointment of a successor Agent in accordance with Clause 25.14 (Replacement of the Agent ), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Agent).

(e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i) that it has not given an instruction pursuant to paragraph (d) above; and

(ii) that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6 Partial payments

(a) If any Finance Party receives or recovers an amount from or in respect of an Obligor under or in connection with any Finance Document which amount is insufficient to, or is not applied to, discharge all the amounts then due and payable by an Obligor under the Finance Documents, then the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under the Finance Documents;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

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(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.7 No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8 Business Days

(a) Any payment which is due to be made on a day (other than a Final Repayment Date) that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). If a Final Repayment Date is not a Business Day, any payment which is due to be made on that Final Repayment Date shall be made on the preceding Business Day.

(b) During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9 Currency of account

(a) Subject to paragraphs (b) to (e) below, HK Dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than HK Dollar shall be paid in that other currency.

27.10 Change of currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Company); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Company).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

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28. Set-Off

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the relevant Obligor of any such set-off or conversion.

29. Notices

29.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company and the Guarantor, that identified with its name below;

(b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i) if by way of fax, only when received in legible form; or

(ii) if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c) All notices from or to an Obligor shall be sent through the Agent.

(d) Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

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29.4 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

29.5 Electronic communication

(a) Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii) notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b) Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c) Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.6 English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30. Calculations and Certificates

30.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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30.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31. Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32. Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33. Amendments and waivers

33.1 Required consents

(a) Subject to Clause 33.2 (Exceptions) and Clause 33.3 (Extension of Commitments), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and each of the Obligors and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2 Exceptions

(a) Subject to Clause 33.3 (Extension of Commitments), an amendment or waiver that has the effect of changing or which relates to:

(i) the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii) an extension to the date of payment of any amount under the Finance Documents;

(iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv) an increase in the amount of any Commitment or an extension of the period of availability for utilisation of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(v) the nature or scope or release of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

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(vi) any provision which expressly requires the consent of all the Lenders;

(vii) Clause 2.2 (Finance Parties’ rights and obligations); or

(viii) Clause 22 (Changes to the Lenders) or this Clause 33.2,

shall not be made without the prior consent of all the Lenders.

(b) An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

33.3 Extension of Commitments

(a) Subject to Clause 33.4 (Requirement to offer extension of Commitments to all Lenders), the Company and any Lender may agree that:

(i) the Availability Period and Final Repayment Date applicable to such participation be extended; and

(ii) if any extension as referred to in paragraph (a) applies, the Margin applicable to the relevant participation should be adjusted.

(b) Following any agreement as referred to in paragraph (a) above, the Company and the relevant Lender(s) may notify the Agent, giving details of the applicable agreement (the “Extension Agreement”).

(c) Promptly following notification in accordance with paragraph (b) above, the Agent shall, at the cost of the Company, agree with the Company on behalf of the Finance Parties such amendments to the Finance Documents as may be necessary or appropriate to give effect to the Extension Agreement (which may for the avoidance of doubt include designating the affected participations as loans under a new facility).

(d) The Agent shall promptly provide to each of the Finance Parties and the Guarantor copies of any amendment agreement entered into pursuant to paragraph (c) above (any such amendment agreement or any Finance Document amended to give effect to the Extension Agreement, an “Extension Amendment Agreement”).

(e) Upon the effectiveness of any Extension Amendment Agreement, the Guarantor:

(i) agrees and acknowledges that, save as amended by that Extension Amendment Agreement, each Finance Document to which it is a party shall continue in full force and effect; and

(ii) agrees that the guarantee and indemnity contained in Clause 17 (Guarantee and Indemnity) shall continue in full force and effect and extend to the liabilities and obligations of each Obligor under such Extension Amendment Agreement (each as amended, restated, supplemented, varied or extended from time to time).

33.4 Requirement to offer extension of Commitments to all Lenders

(a) The Agent will only be authorised to enter into an Extension Amendment Agreement under paragraph (c) of Clause 33.3 (Extension of Commitments) if prior to entering into such amendment agreement it is satisfied (acting reasonably) that:

(i) each Lender shall have been offered the opportunity to participate in such extension in an amount up to that Lender’s Pro Rata Share; and

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(ii) each Lender shall have been given a period of at least 10 Business Days following receipt of the proposed terms of the extension referred to in paragraph (a) of Clause 33.3 (Extension of Commitments), to determine (A) whether or not to participate; and (B) if it wishes to participate, the amount of its Commitment (up to its Pro Rata Share) that it is willing to extend on the proposed terms.

(b) For the purposes of paragraph (a) above, “Pro Rata Share” means in relation to a Lender whose Commitments are being extended, the percentage of the aggregate amount of the relevant Extended Loans that that Lender’s Commitment bears to the Total Commitments.

(c) For the avoidance of doubt, prior to the date on which the Company and the relevant Lender(s) execute an Extension Amendment Agreement, the Company shall have no obligation to proceed with any proposed extension.

33.5 Disenfranchisement of Defaulting Lenders

(a) For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i) the Majority Lenders; or

(ii) whether:

(A) any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B) the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b) For the purposes of this Clause 33.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i) any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.6 Excluded Commitments

If:

(a) any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen Business Days of that request being notified to the Lenders (or, if later, within 15 Business Days of the date on which the

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Lenders have received such information as the Agent determines is reasonably required to allow the Lenders to respond to the relevant request in an informed manner); or

(b) any Lender which is not a Defaulting Lender fails to respond to such a request for such a vote within fifteen Business Days of that request being made,

(unless, in either case, the Company and the Agent agree to a longer time period in relation to any request):

(i) its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

33.7 Replacement of Lender

(a) If:

(A) any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(B) an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13 (Increased Costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax indemnity) to any Lender; or

(C) any Lender becomes a Defaulting Lender or ceases to have a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency, then the Company may, on fifteen (15) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

On or after the delivery of the notice under this paragraph (a), the Company shall deliver a Transfer Certificate complying with Clause 22.5 (Procedure for transfer) and any other related documentation to effect the transfer, which Transfer Certificate and any other related documentation to effect the transfer (if attached) shall be promptly (and by no later than the later of (i) 15 (fifteen) Business Days after delivery by the Company of such notice and (ii) 3 (three) Business Days after delivery by the Company of such Transfer Certificate and all other related documentation) executed by the relevant Lender subject to the replacement (the “Replaced Lender”) and returned to the Company and the Agent. Notwithstanding the requirements of Clause 22 (Changes to the Lenders) or any other provisions of the Finance Documents (save only for the

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conditions set out in paragraph (b) below, which continue to apply), if a Replaced Lender does not execute and return (as applicable) a Transfer Certificate and all other related documentation to effect the transfer as required by this paragraph (a) on or before the later of (i) 15 (fifteen) Business Days after delivery by the Company of such notice and (ii) 3 (three) Business Days after delivery by the Company of such Transfer Certificate and all other related documentation and none of the conditions set out in paragraph (b) below remain to be satisfied in respect of that transfer, (i) the relevant Replaced Lender shall be a Defaulting Lender for all purposes under the Finance Documents, (ii) the relevant transfer or transfers shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the applicable replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding the failure to execute and return such documentation by the relevant Replaced Lender (a “Failure”)), (iii) the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate and any other related documentation to effect the transfer on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations under this Agreement pursuant to this paragraph (a) which shall be effective for the purposes of Clause 22.5 (Procedure for transfer) and (iv) to the extent that any transfer purported to be automatically effected by this Clause 33.7 is not effective, the relevant Replaced Lender shall indemnify and hold the Agent and each applicable Replacement Lender harmless against any loss or liability incurred by such person as result of the Failure and account to each applicable Replacement Lender for all applicable principal and accrued amounts of interest unless and until such transfer is effected. The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (a) and, for the avoidance of doubt, the provisions of Clause 25.10 (Exclusion of liability) shall apply in relation thereto.

(b) The replacement of a Lender pursuant to this Clause 33.7 shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent;

(ii) neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii) in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv) in no event shall a Lender replaced under this Clause 33.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v) the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c) A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d) In the event that:

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(i) the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii) the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii) the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

34. Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35. Contractual Recognition of Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including:

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

36. Governing Law

This Agreement is governed by the laws of Hong Kong.

37. Enforcement

37.1 Jurisdiction of Hong Kong courts

(a) The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b) The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c) This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

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37.2 Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a) suit;

(b) jurisdiction of any court;

(c) relief by way of injunction or order for specific performance or recovery of property;

(d) attachment of its assets (whether before or after judgment); and

(e) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 3
The Lenders

Part 1

The Original Lenders

Name of Original Lender	Commitment (HK$)
MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH	[REDACTED]
BANK OF CHINA (HONG KONG) LIMITED	[REDACTED]
DBS BANK (HONG KONG) LIMITED (INCORPORATED WITH LIMITED LIABILITY UNDER THE LAWS OF HONG KONG)	[REDACTED]
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED	[REDACTED]
CITIBANK N.A., HONG KONG BRANCH	[REDACTED]

Total:	HK$7,653,750,000

Part 2

The Second Effective Date Lenders

Name of Second Effective Date Lender	Place of incorporation	Commitment (HK$)

BANK OF CHINA (HONG KONG) LIMITED

DBS BANK (HONG KONG) LIMITED

MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED

STANDARD CHARTERED BANK (HONG KONG) LIMITED

	Hong Kong Hong Kong Japan Hong Kong Hong Kong	[REDACTED] [REDACTED] [REDACTED] [REDACTED] [REDACTED]

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CITIBANK, N.A., HONG KONG BRANCH (ORGANISED UNDER THE LAWS OF THE U.S.A WITH LIMITED LIABILITY)	Hong Kong United States of America	[REDACTED] [REDACTED]
Total: HK$6,500,000,000

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Schedule 4
Conditions Precedent

1. Obligors

(a) A copy of the constitutional documents of each Obligor (comprising, its currently effective memorandum and articles of association, certificate of incorporation (and certificate(s) of incorporation on change of name, if any), register of directors and register of mortgages and charges).

(b) A copy of a resolution of the board of directors of each Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv) in the case of the Guarantor, resolving that it is in the best interests of the Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A certificate from each Obligor (signed by a director) confirming that borrowing, guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e) A certificate of an authorised signatory of each Obligor certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f) A copy of a certificate of good standing of the Guarantor.

(g) A copy of a certificate of incumbency (or registered office provider’s certificate) from the registered office provider of the Guarantor.

(h) A copy of the current business registration certificate of the Company.

(i) A copy of the register of members of the Company.

2. Finance Documents

Copies of the following (duly executed and delivered by all parties thereto):

(a) this Agreement;

(b) the Intercreditor Agreement; and

(c) each Fee Letter.

3. Legal opinions

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(a) A legal opinion as to Hong Kong law from White & Case in relation to the documents referred to in paragraph 2 above, addressed to the Original Mandated Lead Arrangers, the Agent and the Original Lenders and in form and substance satisfactory to the Original Mandated Lead Arrangers, the Agent and the Original Lenders (acting reasonably).

(b) A legal opinion as to Cayman Islands law from Maples and Calder (Hong Kong) LLP, addressed to the Original Mandated Lead Arrangers, the Agent and the Original Lenders and in form and substance satisfactory to the Original Mandated Lead Arrangers, the Agent and the Original Lenders (acting reasonably).

4. Other documents and evidence

(a) [Intentionally left blank.]

(b) A copy of the Group Structure Chart.

(c) Evidence that any fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(d) A certified copy of each contract of Property Insurances in existence at the time.

(e) A certified copy of each Development Right Document.

(f) [Intentionally left blank.]

(g) To the extent available, a certified copy of each of the following documents in existence at the time:

(i) each Project Development Document; and

(ii) [Intentionally left blank.]

(h) A copy of the facility agreement in respect of the CNAC Facility duly executed and delivered by all parties thereto.

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Schedule 5
Form of Utilisation Request

From: Hong Kong Cingleot Investment Management Limited

To: [Agent]

Dated:

Dear Sirs

Hong Kong Cingleot Investment Management Limited

Facility Agreement dated 17 May 2019, as amended and restated by an amendment and restatement agreement dated 21 September 2022 and as further amended and restated by a second amendment and restatement agreement dated ______________________(as amended and/or supplemented from time to time, the “Facility Agreement”)

1. We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	HK Dollars
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3. We confirm that each applicable condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4. The proceeds of this proposed Loan will be used for [specify relevant purposes as permitted by Clause 3.1 (Purpose)].

5. [This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Loan should be credited to [account].]

6. This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for
Hong Kong Cingleot Investment Management Limited

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Schedule 6
Form of Transfer Certificate

To: [ ] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Hong Kong Cingleot Investment Management Limited

Facility Agreement dated 17 May 2019, as amended and restated by an amendment and restatement agreement dated 21 September 2022 and as further amended and restated by a second amendment and restatement agreement dated ______________________(as amended and/or supplemented from time to time, the “Facility Agreement”)

1. We refer to Clause 22.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2. The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

3. The proposed Transfer Date is [ ].

4. The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

5. The New Lender expressly acknowledges:

(a) the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders); and

(b) that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6. The New Lender confirms that it is a “New Lender” within the meaning of Clause 22.1 (Transfers by the Lenders).

7. The New Lender confirms that it is not an Industrial Competitor.

8. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9. This Transfer Certificate is governed by the law of Hong Kong.

10. This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Loan(s) participation(s) amount(s): [ ]

Available Commitment amount: [ ]

Administration particulars:

New Lender’s receiving account: [ ]

Address: [ ]

Telephone: [ ]

Facsimile: [ ]

Email: [ ]

Attn/Ref: [ ]

[the Existing Lender]	[the New Lender]
By:	By:

This Transfer Certificate is executed by the Agent and the Transfer Date is confirmed as [ ].

[the Agent]

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

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Schedule 7
Form of Confidentiality Undertaking

[Letterhead of Existing Lender]

To:

[insert name of potential transferee / Participant]

The Facility Agreement

Borrower: Hong Kong Cingleot Investment Management Limited Date of Facility Agreement: Amount: HK$6,500,000,000 Agent: Citicorp International Limited

Dear Sirs

We understand that you are considering acquiring an interest in the Facility Agreement and (if applicable) the other Finance Documents which, subject to the Facility Agreement, may be by way of novation, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or the Borrower or by way of investing in or otherwise financing, directly or indirectly, any such novation, sub-participation or other transaction (the “Acquisition”).

In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. Confidentiality Undertaking

You undertake:

(a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; and

(b) until the Acquisition is completed, to use the Confidential Information only for the Permitted Purpose.

2. Permitted Disclosure

You may disclose Confidential Information:

(a) to any member of the Purchaser Group, its professional advisers, officers, directors, employees, auditors and other persons providing services to it (provided that such person is under a duty of confidentiality in relation to the Confidential Information, professional, contractual or otherwise, to you) to the extent necessary for the Permitted Purpose, if such person to whom the Confidential Information is to be given pursuant to this paragraph is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b) (i) where requested or required by any court of competent jurisdiction or any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group;

(c) to any person:

(i) to (or through) whom you transfer (or may potentially transfer) all or any of the rights, benefits and obligations which you may acquire under the Facility Agreement; or

(ii) with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, the Facility Agreement and/or one or more of the other Finance Documents or the Borrower, provided that such person has delivered to you (with a copy to the Borrower) a letter in equivalent form to this letter; and

(d) notwithstanding paragraphs (a) to (c) above, to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Facility Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to a Finance Party were references to you.

3. Notification of Required or Unauthorised Disclosure

To the extent practicable and permitted by law and regulation, you agree to inform us:

(a) of the full circumstances of any disclosure under paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b) upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. Return/Destruction of Confidential Information

If you do not enter into the Acquisition and we so request in writing, you shall:

(a) return or destroy all Confidential Information supplied to you by us;

(b) destroy or permanently erase all copies of Confidential Information made by you; and

(c) use reasonable endeavours to ensure that anyone who has received any Confidential Information destroys or permanently erases such Confidential Information and all copies made by them,

in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body or where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

However, you and any such recipients shall not be under any obligation to return, destroy or permanently erase any Confidential Information:

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(i) contained in any work produced by any member of the Purchaser Group, its professional advisers or other persons providing services to it, to the extent that any of them are required by any applicable law, rule or regulation or by any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body or stock exchange or by internal policy to retain such work; or

(ii) contained in any computer record or file which has been created by or pursuant to any automatic electronic archiving system or IT back-up procedure.

5. Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earliest of:

(a) if you become a party to the Facility Agreement as a lender of record, the date on which you become such a party to the Facility Agreement;

(b) if you enter into the Acquisition but it does not result in you becoming a party to the Facility Agreement as a lender of record, the date falling twelve (12) months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated;

(c) in any other case, the date falling twelve (12) months after the date of your final receipt (in whatever manner) of any Confidential Information.

6. No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a) neither we nor any member of the Group nor any of our or their respective officers, employees, affiliates or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b) we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach by you of the provisions of this letter.

If you become a party to the Finance Documents, the terms of paragraph (a) above are without prejudice to your right to enforce and enjoy any term of any Finance Document on and from the date on which you become a party to the Finance Documents.

7. No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter and supersedes any previous agreement, whether express or implied, regarding the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege under this letter. The terms of this

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letter and your obligations under this letter may be amended or modified only by written agreement between you and us.

8. Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities laws relating to insider dealing or market misconduct and you undertake not to use any Confidential Information for any unlawful purpose.

9. Nature of Undertakings

The undertakings given by you in this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each member of the Group.

10. Third party rights

Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Ordinance (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this letter.

The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11. Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Hong Kong and the courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.

12. Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means the Finance Documents, any information relating to any Obligor, the Group, the Finance Documents or the Facility (including without limitation the information package and any other information provided in relation to the Facility) provided to you by us or any of our affiliates or advisers, in whatever form, and:

(a) includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but

(b) excludes information that:

(i) is or becomes public knowledge other than as a direct or indirect result of any breach by you of this letter, or

(ii) is known by you before the date the information is provided to you by us or any of our affiliates or advisers, or

(iii) is lawfully disclosed to you, other than from a source which is connected with the Group, after the date it is provided to you by us or any of our affiliates or advisers,

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and which, in the case of sub-paragraphs (b)(ii) and (b)(iii), as far as you are aware, has not been disclosed in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Agreement” means the Facility Agreement described in the heading of this letter.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Finance Party” means the parties defined in the Facility Agreement as Finance Parties.

“Group” means the Guarantor and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies.

“Holding Company” means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

“Purchaser Group” means you, your head office and any other branch, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

….......................………….......

for and on behalf of

[Existing Lender]

To: [Existing Lender]

The Guarantor and each other member of the Group

We acknowledge and agree to the above:

….......................………….......

for and on behalf of

[potential transferee / Participant]

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Schedule 8
Account Details

Part 1

Original Lenders

BANK OF CHINA (HONG KONG) LIMITED

Beneficiary Name:
Bank Code:
Swift Code:
Account Number:
For the account of:
Reference (if any):

Citibank N.A., Hong Kong Branch

Bank Name:
SWIFT:
Bank Code:
Branch Code:
Attention:

DBS BANK (HONG KONG) LIMITED (INCORPORATED WITH LIMITED LIABILITY UNDER THE LAWS OF HONG KONG)

Beneficiary Bank:
Swift Code:
Bank Code:
Branch Code:
Account Number:
Reference (if any):

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By CHATS/RTGS (Bank code / Branch code):
Receiving Bank Name:
Swift Code:
Account Name:
Account Number:

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Reference (if any):

MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH

Bank Code:
Branch Code:
Swift Code:
In favour of:
Reference (if any):

Part 2

Second Effective Date Lenders

BANK OF CHINA (HONG KONG) LIMITED

Bank Name:
Bank Code:
Swift Code:
Account Number:
For the account of:
Reference:

DBS BANK (HONG KONG) LIMITED

Beneficiary Bank:
Swift Code:
Bank Code:
Branch Code:
Account Number:
Reference:

MIZUHO BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH

Bank Code:
Branch Code:
Swift Code:
In favour of:
Reference:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

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By CHATS/RTGS (Bank code / Branch code):
Receiving Bank Name:
Swift Code:
Account Name:
Account Number:
Reference (if any):

CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED

Correspondent Bank:
Beneficiary: Swift Code:
Bank Code:
Branch Code:
Reference:

STANDARD CHARTERED BANK (HONG KONG) LIMITED

Beneficiary: Account Number:
Bank Code:
Reference:

Citibank, N.A., Hong Kong Branch

Bank Name:
SWIFT: account number: account name:
Bank Code:
Branch Code:
Attention:

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SIGNATORIES

[Signature Pages intentionally omitted]

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The Company
Hong Kong Cingleot Investment Management Limited

By: /

Name: Liu Linjiang

Title: Authorised signatory

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The Company
Hong Kong Cingleot Investment Management Limited

By: /

Name: Zheng Haining

Title: Authorised signatory

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The Guarantor
Alibaba Group Services Limited

By: /

Name: Qin Yuehong

Title: Authorised signatory

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The Agent
Citicorp International Limited

By: Cheran Lam

Vice President

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